As filed with the Securities and Exchange Commission on August 8, 2006
                                                     Registration No. 333-133283


--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT No. 2


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CHINA MEDICINE CORPORATION
                 (Name of Small Business Issuer in Its Charter)

              Delaware                          5122                       51-0539830
(State or Other Jurisdiction of      (Primary Standard Industrial       (IRS Employer
 Incorporation or Organization)       Classification Code Number)     Identification No.)

                         51 Everett Drive; Suite A-20;
                       West Windsor Professional Center,
                          Princeton Junction, NJ 08550
                                 (609) 799-1889
          (Address and telephone number of Principal Executive Offices)

                          51 Everett Drive; Suite A-20;
                       West Windsor Professional Center,
                          Princeton Junction, NJ 08550
                    (Address of principal place of business)

                              Mr. Senshan Yang, CEO
                           China Medicine Corporation
                          51 Everett Drive; Suite A-20;
                        West Windsor Professional Center
                          Princeton Junction, NJ 08550
                            Telephone: (609)799-1889
                                   Fax: (609)
            (Name, address and telephone number of agent for service)


                  Please send a copy of all communications to:
                             Asher S. Levitsky P.C.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                               New York, NY 10018
                            Telephone: (212) 981-6767
                               Fax: (212) 930-9725

      Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. I ]

                         CALCULATION OF REGISTRATION FEE

                                               Proposed maximum      Proposed maximum
Title of each class of          Amount to be   offering price per    aggregate offering    Amount of registration
securities to be registered     registered     unit (1)              price(1)              fee
---------------------------    -------------   ------------------    ------------------    ----------------------
Common Stock, par value        3,220,000       $ 2.75                $  8,855,000.00       $    947.49
$.0001 per share(2)

Common Stock, par value        7,389,476         2.75                  20,321,059.00          2,174.35
$.0001 per share (3)
                                                                                           $  3,121.84*
---------------------------    -------------   ------------------    ------------------    ----------------------

*of which $2,110.86 was paid in connection with the initial filing.


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The 3,220,000 shares represent 100,000 outstanding shares of common stock and 3,120,000 shares of common stock issuable upon conversion of the series A convertible preferred stock. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold. The 7,389,476 are shares of common stock issuable upon exercise of common stock purchase warrants, and the proposed maximum offering price is equal to the average exercise price of the warrants.

(2) Represents 100,000 outstanding shares of common stock and 3,120,000 shares of common stock issuable upon conversion of the series A convertible preferred stock.

(3) Represents 7,389,476 shares of common stock issuable upon exercise of warrants at an average exercise price of $2.125 per share.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 8, 2006


PROSPECTUS

                                10,609,476 Shares
                           CHINA MEDICINE CORPORATION
                                  Common Stock
      As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

      The selling stockholders may offer and sell from time to time up to an aggregate of 10,609,476 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of series A preferred stock and exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including limitation on the number of shares that may be issued upon conversion of the series A preferred stock or certain of the warrants, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.


      We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $50,000.


      Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $2.00 to $2.75 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under "Plan of Distribution."


            The date of this Prospectus is          , 2006

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                           Page
Prospectus Summary                                                            3
Risk Factors                                                                  6
Forward-Looking Statements                                                   20
Use of Proceeds                                                              20
Selling Stockholders                                                         21
Plan of Distribution                                                         25
Market for Common Stock and Stockholder Matters                              27
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                        28
Business                                                                     38
Management                                                                   45
Principal Stockholders                                                       49
Certain Relationships and Related Transactions                               50
Description of Capital Stock                                                 50
Experts                                                                      54
Legal Matters                                                                54
How to Get More Information                                                  55
Financial Statements                                                        F-1

                               PROSPECTUS SUMMARY

      This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

      We are a distributor of medical products, including traditional pharmaceutical medicines, traditional Chinese medicines (finished medicines made of Chinese herbs), Chinese herbs and dietary supplements. These products include both prescription drugs and over-the-counter drugs. We purchase our products from Chinese drug manufacturers and other medicine companies. Our five largest suppliers, accounted for 74% of our purchases for both of the years ended December 31, 2005 and 2004. Our agreements with our suppliers generally have a term of one year and provide that the suppliers will sell us the products we order. None of our supply agreements has any minimum purchase requirements on our part; however, we are frequently required to make a significant down payment, in the amount of $150,000 to $250,000, for one year's purchase with our large suppliers when we place an order at the beginning of each year. These down payments are made pursuant to contracts with the suppliers, and, to the extent that we reduce the size of the order, we will receive a credit from the supplier. To date, all of our down payments have been applied to our orders. Our customers are typically wholesale medical products companies, hospitals and retail drug stores. Our five largest customers accounted for 88% of our revenue for the year ended December 31, 2005 and 37% of our revenue for the year ended December 31, 2004.


      Prior to 2004, we did not engage in any research and development activities. On October 8, 2003, we entered into a research and development agreement with the with the Pharmaceutical Research Institute of Nanhua University to establish a research and development center at Nanhua University. Under the Agreement, we contribute the funds necessary to support the project, including the salaries of the research personnel, who are mainly professors at Nanhua University, in return for the ownership of the new medicines so developed. The center has been developing four products: Yutian Capsule for lung cancer treatment, Dioscorea Collettii Hook F Extraction for high blood pressure treatment, EGFR Test kit for lung cancer testing, Multi Functional Peptide Derivative for intestine cancer treatment. All four of these medicines are in the lab study and testing period. On July 7, 2006, we entered into an agreement with Guangzhou Ji'nan Science & Technology Industrial Group Co., Ltd. and Dongsheng Yao to form a new Chinese company to develop applications of an enzyme that can eliminate aflatoxin from food and animal feed.


      Prior to July 25, 2000, our business was conducted as a state-owned medicine company in Guangzhou, Peoples Republic of China ("PRC"). On July 25, 2000, we were privatized, in a transaction by which our principal stockholders acquired the equity in our company.

About Us

      We are a Delaware corporation organized under the name Lounsberry Holdings III, Inc. on February 10, 2005, and on May 10, 2006, our corporate name was changed to China Medicine Corporation.

      On February 8, 2006, in a transaction characterized as a reverse acquisition, we entered into an agreement pursuant to which we acquired all of the equity of Guangzhou Konzern Medicine Co. Ltd., a Chinese company ("Konzern"), for 6,530,000 shares of common stock, representing approximately 88.5% of our outstanding common stock. The transaction by which we acquired the stock of Konzern is referred to in this prospectus as the "reverse acquisition." From and after February 8, 2006, our business was the business conducted by Konzern prior to the reverse acquisition. The accounting rules for reverse acquisitions require that beginning February 8, 2006, our balance sheet includes the assets and liabilities of Konzern and our equity accounts were recapitalized to reflect the net equity of Konzern. In addition, the 2005 and 2004 operating results are those of Konzern.

      In connection with the acquisition of Konzern, we entered into:

      o A preferred stock purchase agreement pursuant to which we issued 3,120,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 7,389,476 shares of common stock for $3,900,000. The series A preferred stock is convertible into 3,120,000 shares of common stock.

      o A stock redemption agreement with Capital Markets Advisory Group, LLC ("Capital Markets"), which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $167,602, and paid $32,398 of debt to Capital Markets, using the proceeds from the sale of the series A preferred stock.

      Our executive offices are located at 51 Everett Drive; Suite A-20; West Windsor Professional Center, Princeton Junction, NJ 08550, (609) 799-1889. Our website is www.chinamedicinecorp.com. Neither the information nor other statements contained in our website nor the information contained in any other Internet website is a part of this prospectus.

      References in this prospectus to "we," "us," "our" and similar words refer to China Medicine Corporation and its subsidiaries, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Konzern. References to "Lounsberry" relate to Lounsberry Holdings III, Inc. prior to the reverse acquisition.

Issuance of Securities to the Selling Stockholders

      The selling stockholders acquired their shares in private placements 2005 and 2006.

      In connection with our organization in February 2005, we issued 1,000,000 to Capital Markets and 20,000 shares to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602.

      In December 2005, we issued 8,000 shares of common stock for $2,000.

      In February 2006, we issued to four of the selling stockholders 3,120,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 7,389,476 shares of common stock for $3,900,000. The series A preferred stock is convertible into 3,120,000 shares of common stock

      We are registering the 100,000 outstanding shares of common stock held by selling stockholders, 3,120,000 shares of common stock which are issuable upon conversion of the series A preferred stock, and 7,389,476 shares of common stock issuable upon exercise of warrants.

                                  THE OFFERING

Common Stock Offered:                     The selling stockholders are offering
                                          a total of 10,609,476 shares of common
                                          stock, of which 100,000 shares are
                                          outstanding, 3,120,000 shares are
                                          issuable upon conversion of the series
                                          A preferred stock and 7,389,476 shares
                                          are issuable upon exercise of warrants

Limitation on Issuance of Common Stock:   The holders of the series A preferred
                                          stock and the holders of the warrants
                                          cannot convert their shares of series
                                          A preferred stock or exercise their
                                          warrants to the extent that such
                                          conversion and exercise would result
                                          in the holders and their affiliates
                                          owning more than 4.9% of our
                                          outstanding common stock.

Outstanding Shares of Common Stock:       7,380,000 shares(1,2)

Common Stock to be Outstanding After      17,889,476 shares(1)
Exercise of Investor Warrants:

Use of Proceeds:                          We will receive no proceeds from the
                                          sale of any shares by the selling
                                          stockholders. In the event that any
                                          selling stockholders exercise their
                                          warrants, we would receive the
                                          exercise price. If all warrants are
                                          exercised, we would receive
                                          approximately $16.5 million, all of
                                          which, if and when received, would
                                          be used for working capital and
                                          other corporate purposes.

(1) Does not include a total of 1,575,000 shares reserved for options, stock grants or other equity-based incentives under our 2006 long-term incentive plan.

(2) Does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of warrants held by the selling stockholders.

                          SUMMARY FINANCIAL INFORMATION
                             (dollars in thousands)

      The following information at December 31, 2005 and for the years ended December 31, 2005 and 2004 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at March 31, 2006 and for the three months ended March 31, 2006 and 2005 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

                                           Three Months Ended March 31,     Year Ended December 31,
                                           ---------------------------   ---------------------------
                                                2006          2005           2005           2004
                                           ------------   ------------   ------------   ------------
Revenues                                   $      3,512   $      2,729   $     12,791   $     10,400
Gross profit                                      1,052            900          4,134          3,241
Income from operations                              467          1,226          5,279          2,418
Income before income taxes                          457          1,227          5,690          2,431
Net income                                          292          1,227          5,690          2,940
Comprehensive income                                336          1,227          5,791          2,940
Earnings per share (basic)                 $        .04   $        .19   $        .89   $        .45
Weighted average shares  of common stock          6,993          6,530          6,530          6,530
outstanding (basic)
Earnings per share (diluted)               $        .04   $        .19   $        .89   $        .45
Weighted average shares  of common stock          7,194          6,530          6,530          6,530
outstanding (diluted)

Balance Sheet Information:

                         March 31, 2006    December 31, 2005
                       -----------------   -----------------
Working capital        $           8,139   $           4,429
Total assets                      10,372               5,330
Total liabilities                  1,455                 571
Retained earnings                  4,105               3,814
Stockholders' equity               8,917               4,759

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS ASSOCIATED WITH COMPANIES CONDUCTING BUSINESS IN THE PRC

Because the scope of our business license is limited, we may need government approval to expand our business.

      We are a wholly-owned foreign enterprise, commonly known as a WOFE. The scope of our business is narrowly defined for all businesses in China and the WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Our license permits us to operate as a distributor of drugs. Any amendment to the scope of our business requires further application and government approval. Inevitably, there is a negotiation with the authorities to approve as broad a business scope as is permitted, and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

If we are not be able to protect our intellectual property rights, our business may be impaired.

      We have developed proprietary products, which are based on formulation and know-how developed by us, either by ourselves or pursuant to agreements with others. All of our products are manufactured by others. The protection of intellectual property in the PRC is weak, and we cannot give any assurance that we will be able to protect our intellectual property rights. The value of our proprietary products, and our ability to generate revenue from these products, would be severely impaired if we are not able to protect our rights in these products.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

      We intend to expand our business both by increasing our product range and making acquisitions of companies primarily in the pharmaceutical and related industries. In addition, we may seek to manufacture our own products. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

      o     levying fines;

      o     revoking our business and other licenses;

      o     requiring that we restructure our ownership or operations; and

      o requiring that we discontinue any portion or all of our Internet related business.

Any deterioration of political relations between the United States and the PRC could impair our operations.

      The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

      Although the government of the PRC has been pursuing economic reform policies, government policies are subject to rapid change and the government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of State-owned Land Use Rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our future expansion, especially if we seek to commence manufacturing operations. The government of the PRC also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

         The laws of the PRC provide for the government to fix and adjust prices. During 2006, some of our products became subject to price controls which affected our gross profit, gross margin and net income for the three months ended March 31, 2006. It is possible that additional products may be subject to price control. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

      The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas and price controls. We cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

      o the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

      o the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

      o the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

      o the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

      o the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

      As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Because our directors and some of our officers reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

      Our directors and our senior executive officers, including our chief executive officer and chief financial officer, reside in the PRC and substantially all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

      Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

      Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. Since our products are taken as medicine, any damages which we sustain could be material to our assets and earnings. If the nature or amount of any uninsured loss is significant, we may be unable to continue in business.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

      Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

      We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its current currency, export or other policies, our ability to succeed in the international markets may be diminished.

      The PRC currently "pegs" its currency to the a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries' currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

      We are subject to the PRC's rules and regulations on currency conversion. Although, as a WOFE, we are permitted to convert Chinese currency, the Renminbi (People's currency) into United States dollars for remittance to our United States parent, we cannot assure you that we will continue to have government approval to remit United States dollars to our United States parent. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC. Conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

      We conduct our business in the Renminbi. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

A downturn in the economy of the PRC may slow our growth and profitability.

      The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, such as bird flu, could adversely affect our business.

      A renewed outbreak of SARS or another widespread public health problem, including bird flu, in China, where all of our revenues are derived, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

      o quarantines or closures of some of our offices which would severely disrupt our operations,

      o     the sickness or death of our key officers and employees, and

      o     a general slowdown in the economy of the PRC.

      Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

      Under the PRC's current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

RISKS ASSOCIATED WITH OUR BUSINESS

Because we are dependent upon a small number of suppliers or customers, the loss of a major supplier or customer could impair our ability to operate profitably.

      Our five largest suppliers accounted for 74% of our purchases in each of the years ended December 31, 2005 and 2004. Our five largest customers accounted for 88% of our revenue for the year ended December 31, 2005 and 37% of our revenue for the year ended December 31, 2004. Our agreements with our suppliers and customers generally have a term of not more than one-year. None of our supply agreements has any minimum purchase requirements on our part. Our contracts with our customers do not provide for minimum purchases, and our customers are not restricted from purchasing competitive products from others. As a result, the loss of any significant supplier or customer could materially impair our ability to operate profitably.

Because a significant portion of the accounts receivable are generated by a small number of customers, the failure of one of these customers could impair our financial condition.

      Because a substantial portion of our sales are made to a small number of customers, our accounts receivable from a small number of customers may represent a large percentage of our accounts receivable and assets. Our largest account receivable at March 31, 2006 was approximately $668,000, representing approximately 12.5% of our total assets and approximately 15.1% of our working capital, and our three largest accounts receivable were approximately $1.1 million, representing approximately 21.5% of our total assets and approximately 25.9% of our working capital. This concentration of accounts receivable represents a significant credit risk. The failure of any of these customers to pay their obligations to us in a timely manner could have a material adverse effect upon our financial condition.

Because of the long period that our receivable are outstanding and the payment requirements of our suppliers, we may require additional cash for our business, regardless of whether our sales increase.

      The collection period for our accounts receivable typically range from three months to one year, and we are required to pay our suppliers in advance for a significant portion of the purchase price and we have to maintain deposits with some of our suppliers. Further, it generally takes our supplies one to two months to deliver products pursuant to our purchase orders. As a result, our business is very cash intensive. We do not have an account receivable or inventory based credit facility. To the extent that we continue to experience a long collection period and our suppliers require advance payments, we may not have sufficient cash to enable up to carry our receivable and pay our suppliers. To the extent that we cannot satisfy our cash needs, whether from operations or from a financing source, our business would be impaired in that it may be difficult for us to obtain products which could, in turn, impair our ability to generate sales.

We may face liability claims from users of our products.

      As the distributor of drugs and other medical products, we may be subject both to liability in the event that people who use our products suffer side effects for the use of our products and to any government requirement that we recall one or more of our products, either of which could result in expenses that could result of our inability to operate profitably.


We have significant financial commitment under a joint venture agreement with no assurance that a marketable product can or will be developed.

      Pursuant to a July 2006 agreement, we have a funding obligation of approximately $2.2 million, of which $625,000 has been paid and the balance is payable over a two year period, pursuant to a research and development joint venture agreement. Pursuant to this agreement, we are committing significant funding to the project with no assurance that we will develop a marketable product or that even if it is marketable, that it will be profitable. We may enter into other research and development agreements in the future in which we undertake funding obligations with no assurance that a profitable product will be developed.

The increased expenses resulting from our status as a public company may impair our ability to operate profitably.


      As a result of the reverse acquisition, our ongoing expenses have increased significantly, including expenses in compensation to our officers, additional expenses relating to the anticipated hiring of a chief financial officer who is familiar with United States GAAP, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company and the requirement that we register the shares of common stock covered by this prospectus, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act, and obligations incurred in connection with the reverse acquisition. Our failure to generate sufficient revenue and gross profit could result in reduced profits of losses as a result of the additional expenses.

Because we are dependent on our management, the loss of key executive officers or a key consultant and the failure to hire additional qualified key personnel could harm our business.

      Our business is largely dependent upon the continued efforts of our chief executive officer, Senshan Yang, and our executive vice president, Minhua Liu, both of whom are also directors. We do not have a long-term contract with any of our officers except other than Ms. Liu. The loss of either of these officers could have a material adverse effect upon our ability to operate profitably.

We may not be able to continue to grow through acquisitions.

      An important part of our growth strategy is to expand our business and to acquire other businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. If our stock price is less than the exercise price of the outstanding warrants, it is not likely that that warrants will be exercised. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition. Further, any acquisition may be subject to government regulations and approval in the PRC.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

      If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect that expansion may have on our core business. Acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

      o the difficulty of integrating acquired products, services or operations;

      o the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

      o the difficulty of incorporating acquired rights or products into our existing business;

      o difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

      o difficulties in maintaining uniform standards, controls, procedures and policies;

      o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

      o the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

      o the effect of any government regulations which relate to the business acquired;

      o potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

      Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

      Our revenue and operating results have fluctuated from quarter to quarter significantly in the past. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control, and include factors which are described in these Risk Factors, including the needs of our customers, competitive products offered by others, consumer preferences for medical products and the extent of our research and development activities. Due to the risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Certain of our stockholders control a significant amount of our common stock.

      Approximately 88.5% of our outstanding common stock is owned by the former owners of Konzern. Senshan Yang, our chief executive officer and a director, owns 44.2% of our stock, Minhua Liu, our executive vice president and a director, owns 35.4%, and Junhua Liu, the brother of Minhua Liu, owns 8.9%. They presently have the voting power to elect all of the directors and approve any transaction requiring stockholder approval and can take action by stockholder consent without a stockholders' meeting.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. These requirements are not presently applicable to us. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

      Because of both the absence of a public market for our common stock, the terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional capital if required for our present business and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the investors in our February 2006 private placement. The conversion price of the series A preferred stock refers to the purchase price of the series A preferred stock ($3,900,000) divided by the number shares of common stock issuable upon conversion of the preferred stock, which is initially and as of the date of this prospectus, 3,120,000, and the conversion price is $1.25. The conversion rate is the number of shares of common stock issuable upon conversion of each share of series A preferred stock, which is initially and as of the date of this prospectus, one.


If we fail to achieve certain financial results, we will be required to issue more shares of common stock upon conversion of the series A preferred stock or exercise of the warrants.

      Both the series A preferred stock and the warrants issued in the February 2006 private placement have anti-dilution provisions which increase the number of shares issuable upon conversion of the series A preferred stock and reduce the exercise price of the warrants if we issue common stock at a price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants or if we fail to meet full-diluted net income per share targets set forth in the purchase agreement. The target for pre-tax income for 2006 is $.40 per share, representing an increase of $.103 per share more than the pre-tax income, computed as provided in the purchase agreement. If this adjustment is triggered, the investors in the February 2006 private placement will receive, on such exercise or conversion, a larger number of shares of common stock, which will increase their percentage interest in our stock. We cannot assure you that there will not be such an adjustment. The maximum adjustment would result in (i) the issuance of 3,120,000 additional shares of common stock upon conversion of the series A preferred stock, thereby increasing the total number of shares of common stock issuable upon such conversion from 3,120,000 shares to 6,240,000 shares, (ii) a reduction of the exercise price of the $1.75 warrant from $1.75 to $.875, and (iii) a reduction in the exercise price of the $2.50 warrant from $2.50 to $1.25.


We may be required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner and if we do not maintain a board consisting of a majority of independent directors.

      The registration rights agreement which we executed in connection with the February 2006 private placement required us to file a registration statement by April 10, 2006 and to have the registration statement declared effective by the SEC by August 8, 2006. If we fail to meet either deadline, we are required to issue 1,075 shares of series A preferred stock to the investors for each day that we fail to meet either of the scheduled date or if we fail to keep the registration statement effective thereafter, although no liquidated damages are payable if we fail to meet the required filing date but if we meet the required effective date. We filed the initial registration statement three days late. Thus, we will be required to issue 3,225 shares of series A preferred stock for our failure to file the registration statement by April 10, 2006 plus an additional 1,075 shares of series A preferred stock for each day between August 8, 2006 and the effective date of the registration statement of which this prospectus is a part.

      The purchase agreement relating to the February 2006 private placement requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with a majority of independent directors. Our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine.


RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

There is no trading market for our common stock.

      Although our common stock is registered pursuant to the Securities Exchange Act of 1934, there is no market for our common stock and we cannot give any assurance that there will ever be a market for our common stock. We do not anticipate that a market for our common stock will develop, if at all, until after the registration statement of which this prospectus is a part has been declared effective by the SEC. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

      o     variations in our quarterly operating results;

      o announcements that our revenue or income are below analysts' expectations;

      o     general economic slowdowns;

      o matters affecting the economy of the PRC and the relationship between the United States and the PRC;

      o changes in market valuations of both similar companies and companies whose business is primarily or exclusively in the PRC;

      o     sales of large blocks of our common stock;

      o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

      o concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock.

      o the effect of sales pursuant to this prospectus on the trading volume of our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

      Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

      We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,575,000 shares of common stock pursuant to our 2006 long-term incentive plan, under which options to purchase 430,000 shares of common stock at $1.25 per share are outstanding. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock. If we issue all of the shares of common stock issuable pursuant to the plan, these shares will represent approximately 17.6% of the outstanding common stock, based on the presently outstanding shares of common stock and approximately 13.0% of the outstanding common stock, based on the presently outstanding common stock plus the shares issuable upon conversion of the series A preferred stock, with a related dilution to the other holders of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

      The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because of our cash requirements and restrictions in our preferred stock purchase agreement we may be unable to pay dividends.

      We expect to retain any earnings to finance the growth of our business. Further, we are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

      If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

      According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

      Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim based upon the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

      The success of our business is based upon our ability to offer products to meet the perceived medical needs in China. To this end, we market a broad range of existing products and are engaged in the development of new products. Further, we may also establish our own manufacturing facilities. Our major customers are wholesale drug companies. Our operating results are subject to numerous factors, including purchasing policies and requirements of our customers, our research and development and product development activities, the effects of price controls on our revenues and costs, and any expenses and capital expenditure which we incur in manufacturing products. These factors, along with other factors described under "Risk Factors" may affect our operating results and may result in fluctuations in our quarterly results all of which could affect our stock price or could result in volatility in our stock price.

We cannot predict when or whether an active market for our common stock will develop.

      In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

      Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The registration and potential sale by our stockholders of a significant number of shares could encourage short sales by third parties.

      Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

      If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Because the purchasers of our series A preferred stock have a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

      The selling stockholders who purchased their securities in our February 2006 private placement, have the right to participate in any future funding. These provisions may prevent us from raising additional funds.

Because the holder of our warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

      The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.


The issuance and sale of the registered common stock could result in a change of control.

      If we issue all of the 10,609,476 shares issuable upon conversion of the series A preferred stock and exercise of the warrants, the 10,609,476 shares of common stock offered by the selling stockholders would constitute 53% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the series A preferred stock pursuant to the anti-dilution and adjustment provisions. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop, obtain rights to or acquire new products and successfully market the products, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, particularly regulations and policies affecting the relationship between the United State and the PRC, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $15.7 million, which we would receive only if all of the warrants were exercised at their present exercise prices, which are $1.75 per share as to warrants to purchase 3,694,738 shares of common stock and $2.50 per share as to warrants to purchase an additional 3,694,738 shares of common stock. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants could be reduced by up to 50%, with the result that the total proceeds would be reduced by up to $7.85 million. We cannot assure you that any of the warrants will be exercised.

      The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. The twelve month period will end on February 8, 2007. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.


                              SELLING STOCKHOLDERS

      The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 30, 2006, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. No selling stockholder will own any shares of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name                                                   Shares           Shares
----                                             Beneficially            Being
                                                        Owned             Sold

Barron Partners, LP(1)                              8,892,632       8,892,632
Ray and Amy Rivers, JTWOS                             538,948         538,948
Steve Mazur                                           538,948         538,948
William M. Denkin                                     538,948         538,948
Capital Markets Advisory Group, LLC(2)                 72,000          72,000
Mark Allen                                             20,000          20,000
Nelson Broms                                              200             200
Pearl Broms                                               200             200
CFO Managed Fund I, LLC(3)                                200             200
Jeffrey Hicks                                             200             200
Anna Crawford                                             200             200
Christopher Toppin                                        200             200
James McKeever                                            200             200
Antonio A. Yenidjeian                                     200             200
Stephen Hieber                                            200             200
Susan Isley                                               200             200
Gina Pacific                                              200             200
Joanne Leftwich                                           200             200
Emilia P. Cantelio                                        200             200
Mary Ellen Schloth                                        200             200
Brenda Garzi                                              200             200
Joseph Garzi                                              200             200

Gabrielle Guttman                                         200             200
Brittany Moss                                             200             200
Jennifer Rasmussen                                        200             200
Brooke Rodgerson                                          200             200
John Rodgerson                                            200             200
Erika Magnussen                                           200             200
Zoe Hicks                                                 200             200
Ellen Hicks                                               200             200
Carol Hicks                                               200             200
Bradley Hicks                                             200             200
Mary Hicks                                                200             200
Taylor Hicks                                              200             200
Jonathan Hicks                                            200             200
Lori Cipot                                                200             200
Tonya Toriari                                             200             200
Sarah Licata                                              200             200
Debra Case                                                200             200
Claire Byl                                                200             200
Kendall Byl                                               200             200
Tracy Byl                                                 200             200
Michael Byl(4)                                            200             200
Jean McKeever                                             200             200
Larry Ditkoff                                             200             200
Henry Sargent                                             200             200

----------

(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

(2) Mr. Stephen Hicks has sole voting and dispositive power over the shares beneficially owned by Capital Markets. Although Capital Markets is not a broker-dealer, it is an affiliate of a broker dealer in that Mr. Hicks has a voting and dispositive control of securities owned by Capital Markets and Southridge Investment Group, LLC, a broker-dealer.

(3) Mr. William Schloth has sole voting and dispositive power over the shares beneficially owned by CFO Managed Fund I LLC.

(4) Mr. Byl is president of Southridge Investment Group, LLC, a broker-dealer.

      The selling stockholders acquired their shares in private placements in 2005 and 2006.

      None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows: In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets and 20,000 shares of common stock to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares of common stock from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets. Mr. Allen was president and director of Lounsberry from its organization until the reverse acquisition in February 2006.

      The shares of common stock being offered by Barron Partners, Ray and Amy Rivers, JTWOS, Steve Mazur and William M. Denkin represent the shares of common stock issuable upon conversion of the series A preferred stock and an exercise of the warrants that were issued in the February 2006 private placement. See "Selling Stockholders - February 2006 Private Placement" for information relating to the shares of common stock issuable to them.

      None of the selling stockholders are broker-dealers except for Capital Markets and Mr. Byl, who are affiliates of broker-dealers. Capital Markets purchased its shares in connection with the organization of Lounsberry and Mr. Byl acquired his shares in the normal course of his business. At the time of their purchase neither Capital Markets nor Mr. Byl had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

      The purchase agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. Based on our outstanding common stock on March 31, 2006, of 7,380,000 shares, Barron Partners, Ray and Amy Rivers, Steve Mazur and William M Denkin would not be able to convert series A preferred stock or exercise warrants for more than 361,620 shares of common stock. This limitation applies separately to each of these selling stockholders. As the number of shares of common stock increases, whether upon conversion of series A preferred stock, exercise or warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the February 2006 private placement transfers its or his shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

February 2006 Private Placement


      In February 2006, we issued to Barron Partners, Ray and Amy Rivers, JTWOS, Steve Mazur and William M. Denkin an aggregate of 3,120,000 shares of series A preferred stock, and warrants to purchase an aggregate of 7,389,674 shares of common stock. The following table sets forth, for each of the purchasers in the February 2006 private placement, the number of shares of common stock issuable upon conversion of the series A preferred stock, and upon exercise of the warrants, together with the total number of shares of common stock issuable upon conversion of the series A preferred stock and upon exercise of the warrants, and the purchase price paid by the purchaser. There is no additional consideration payable upon conversion of the series A preferred stock.


                             Preferred        $1.75        $2.50                     Total
Name                             Stock     Warrants     Warrants       Shares   Investment
-------------------------   ----------   ----------   ----------   ----------   ----------
Barron Partners              2,640,000    3,126,316    3,126,316    8,892,632   $3,300,000
Ray and Amy Rivers, JTWOS      160,000      189,474      189,474      538,948   $  200,000
Steve Mazur                    160,000      189,474      189,474      538,948   $  200,000
William M. Denkin              160,000      189,474      189,474      538,948   $  200,000

      Pursuant to the preferred stock purchase agreement relating to the issuance of the series A preferred stock and warrants in the February 2006 private placement:

      o We agreed that we will have appointed and maintain a board consisting of such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid either in cash or by the issuance of additional shares of series A preferred stock. Although we did not meet the required deadline for having independent directors, because we have elected independent directors who comprise both a majority of the board, all of the members of the audit committee and the compensation committee, the investors waived our failure to be in compliance when initially required. This waiver would not apply to any subsequent failure to continue to meet this requirement.

      o We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part. Since the closing was on February 8, 2006, we were required to file the registration statement by April 10, 2006 and have the registration statement declared effective by August 8, 2006. We will be required to issue 1,025 shares of series A preferred stock for each day of the delay in filing and each date after the required effective date. As a result we may be required to issue 3,225 shares of series A preferred stock for the delay in filing the initial registration statement and an additional 1,025 share of series A preferred stock for each day between August 8, 2006 and the effective date of the registration statement of which this prospectus forms a part. We will also be required to issue 1,025 shares of preferred stock for each day that we fail to keep this registration statement current and effective, with certain limited exceptions.


      o     The investors have the right to participate in any future financing.

      o We are required to elect a chief financial officer who is familiar with both the conduct of business in China and the SEC's rules and regulations relating to accounting, financial statements and accounting controls within fifteen days after closing. We believe that we are in compliance with this provision. The agreement does not include any liquidated damages provision with respect to our failure to comply with this requirement.

      o With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower ratio. The initial conversion price of the series A preferred stock is $1.25 and the initial conversion ratio is one share of common stock for each share of series A preferred stock. Any change in the conversion price will automatically result in an adjustment in the conversion ratio of the series A preferred stock.

      o If our earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2005 are less than $5,650,000, there would be a reduction in the conversion price of the series A preferred stock and the exercise price of the warrants. Since our EBITDA was greater than that amount, no adjustment was required.

      o If our fully-diluted pre-tax income per share for 2006 is less than $0.40, the conversion price of the series A preferred stock and the exercise price of the warrants is reduced proportionately by the percentage shortfall, up to a maximum of 50%. Our fully-diluted pre-tax income per share for 2005, computed in the manner provided in the agreement, was $0.297. Fully-diluted pre-tax income per share is based on the number of outstanding shares of common stock plus all shares of common stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise.

      o The following table sets forth the initial conversion price of the series A preferred stock and the exercise price of the $1.75 warrants and the $2.50 warrants and the adjusted numbers if (a) the pre-tax income per share for 2006 were $0.30 per share, which is 25% below the target (a "25% shortfall") and (b) the pre-tax income per share for 2006 were $0.20 or less per share, which is 50% or more below the target (a "50% shortfall"). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and is based on the assumption that no shares of series A preferred stock are converted into common stock until the adjustment has been made for 2006. There is no adjustment in the number of shares issuable upon exercise of the warrants.

                Conversion Price/                      $1.75 Warrant     $2.50 Warrant
                Conversion Ratio  Number of Shares    Exercise Price    Exercise Price
                ----------------  ----------------   ---------------   ---------------
Unadjusted             $1.25/1:1         3,120,000   $          1.75   $          2.50
25% shortfall    $.9375/1.3333:1         4,160,000   $        1.3125   $         1.875
50% shortfall          $.625/2:1         6,240,000   $          .875   $          1.25

                              PLAN OF DISTRIBUTION



      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $2.00 to $2.75 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:


      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions, including gifts;

      o     covering short sales made after the date of this prospectus.

      o pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method of sale permitted pursuant to applicable: law.

      The selling stockholders who acquired their shares pursuant to the preferred stock purchase agreement (Barron Partners, Ray and Amy Rivers, JTWOS, Steve Mazur and William M. Denkin), may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus. Since the other selling stockholders acquired their shares at a time that we were a so-called blank-check shell corporation, they are unable to sell their shares pursuant to Rule 144 or 144A and must sell their shares pursuant to this prospectus.

      See "Selling Stockholders" for information concerning the restriction on the right of the holders of the series A preferred stock and certain of the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock. Because of the limitation whereby Barron Partners, Ray and Amy Rivers, Steve Mazur and William M Denkin cannot hold more than 4.9% of our stock, there is a limit on the number of shares that any of them may sell at any time.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                 MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

      There is no market for our common stock

      As of June 30, 2006, we had approximately 50 record holders of our common stock.

      We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series A preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future. Prior to the reverse acquisition, we made distributions to our stockholders, including, in 2006, a cash distribution of $1.9 million and a distribution of $1.2 million of inventory. At the time of the distribution, we were a privately-owned Chinese entity similar to a limited liability company, with our income being taxed to our stockholders. The distribution was made partly in inventory in order to maintain cash in the business.

      As of June 30, 2006, there were reserved for issuance a total of 12,084,476 shares, of which 3,120,000 were issuable upon conversion of the series A preferred stock, 7,389,476 shares were reserved for issuance upon exercise of the warrants and 1,575,000 shares are reserved for issuance pursuant to the 2006 long-term incentive plan. The 3,120,000 shares issuable upon conversion of the series A preferred stock and the 7,389,476 shares were reserved for issuance upon exercise of the warrants are being offered by the selling stockholders pursuant to this prospectus. No shares are available for sale pursuant to Rule 144 as of the date of this prospectus.

      See "Selling Stockholders" for information relating to the issuance of stock since our organization.

Equity Compensation Plan Information

      The following table summarizes the equity compensation plans under which our securities may be issued as of June 30, 2006.

                                           Number of securities to be     Weighted-average          Number of securities
                                           issued upon exercise of        exercise price of         remaining available for
                                           outstanding options and        outstanding options and   future issuance under
(I)            Plan Category               warrants                       warrants                  equity compensation plans
               -------------               --------                       --------                  -------------------------
Equity compensation plans approved by      1,280,000                               $1.25                     295,000
security holders
Equity compensation plan not approved by       -0-                                    --                          --
security holders

      The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. The stockholders approved the plan on June 20, 2006, and such approval becomes effective 20 days after an information statement describing such action has been sent to the stockholders. The information statement was mailed to stockholders on June 26, 2006 and the stockholder approval will become effective on July 15, 2006.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion of the results of our operations and financial condition should be read in conjunction with the financial statements of Konzern and the related notes, which appear elsewhere in this prospectus. The following discussion includes predictive statements. For a discussion of important factors that could cause actual results to differ from results discussed in the predictive statements, see "Forward Looking Statements."

Overview

      Prior to July 25, 2000, our business was conducted as a state-owned medicine company in Guangzhou Province, PRC. On July 25, 2000, Konzern was privatized, in a transaction by which our principal stockholders acquired the equity in Konzern. We are a distributor of medical products, including traditional pharmaceutical medicines, traditional Chinese medicine (finished medicine made of Chinese herbs), Chinese herbs and nutritional supplements.

      In February 2006, Konzern received a business license to operate as a wholly-foreign owned enterprise, commonly known as a WFOE, and we own 100% of Konzern and Konzern's business became our sole business.

      Our business is dependent upon our ability both to acquire our products and sell our products in the Chinese markets. We generally have one-year contracts with our suppliers and our customers. Our five largest suppliers accounted for 74% of our purchases for both the year ended December 31, 2005 and the year ended December 31, 2004. Our agreements with our suppliers generally provide that the suppliers will provide us with the products we order. None of our supply agreements has any minimum purchase requirements on our part; however, we are frequently required to make a significant downpayment at the amount of $150,000 to $250,000 for one year's purchase with our large suppliers when we place an order at the beginning of each year. At December 31, 2005, we have nationwide exclusive sales right from our suppliers for four of their products.

      Our contracts with our customers do not provide for minimum purchases, and our customers are not restricted from purchasing competitive products from others. Our customers are typically wholesale medical products companies, hospitals and retail drug stores. Our five largest customers accounted for 88% of our revenue for the year 2005 and 37% of our revenue for the year ended December 31, 2004.

      Under the laws of the PRC, we are required to have a license to distribute our products and our suppliers are required to have a license to sell the products to us. Both we and our suppliers have the required licenses. All of our suppliers and customers are in China.

      Our typical collection period ranges from three months to one year. In addition, because we generally need one to two months to receive products from our suppliers, we have been increasing our inventory in order to have product available to meet anticipated orders, and we must pay our suppliers in advance, and in some cases we must maintain funds on deposit with the supplier. These factors require us to use significant cash in our operations.

      Because a substantial portion of our sales are made to a small number of customers, our accounts receivable from a small number of customers may represent a large percentage of our accounts receivable and assets. Our largest account receivable at March 31, 2006 was approximately $668,000, representing approximately 12.5% of our total assets and approximately 15.1% of our working capital, and our three largest accounts receivable were approximately $1.1 million, representing approximately 21.5% of our total assets and approximately 25.9% of our working capital. This concentration of accounts receivable represents a significant credit risk.


      Our development effort to date has been concentrated on potential new medical products for which we have received or have applications pending for patents; however, to date we have not generated any revenue from these new products because the new products are pending clinical trials and other necessary regulatory compliance before they can be put into production.

      Prior to 2004, we did not engage in any research and development activities. Pursuant to a five-year research and development agreement dated October 8, 2003, with the Pharmaceutical Research Institute of Nanhua University, we agreed to contribute the funds necessary to support the project, including the salaries of the research personnel, who are mainly professors at Nanhua University, in return for which we obtain the ownership of the new medicines developed. All expenses of this project have been recorded as research and development expenses, and are expensed as incurred. We have no minimum or maximum funding obligation pursuant to this agreement.

      On July 7, 2006, we entered into an agreement with Guangzhou Ji'nan Science & Technology Industrial Group and Dongsheng Yao to jointly form to form a new Chinese company to develop applications of alfatoxin-detoxifizyme, an enzyme that can eliminate aflatoxin from food and animal feed. Guangzhou Ji'nan Science & Technology Industrial Group is the agent for Ji'nan University. The agreement provides for us to set up a Chinese joint venture company in which we will be a 70% owner and Guangzhou Ji'nan Science & Technology Industrial Group and Mr. Yao will each have a 15% interest. The agreement provides that we are to invest a total of approximately $2.2 million, of which $625,000 has been paid and the balance is due within two years, based on the development effort. The joint venture is to pay Guangzhou Ji'nan Science & Technology Industrial Group and Mr. Yao a technology fee in the amount of approximately $125,000. Although we do not have any present plans to form other joint ventures or enter into research and development agreements, it is possible that we may enter into other agreements relating to the development of medicine products.

      Since our business is conducted in the PRC, all of our transactions are accounted for in Chinese Yuan. Our financial condition and the results of our operations, expressed in terms of United States dollars, is dependent upon the applicable currency exchange rate, which can change significantly from period to period and may be affected by the relationship between the United States and the PRC.

      Under the law of the PRC, we are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory welfare fund and discretionary surplus reserve, based on our after-tax net income determined in accordance with generally accepted accounting principles of PRC. The appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income until the reserve is equal to 50% of our registered capital. At March 31, 2006, the registered capital was $2.3 million. Appropriations to the statutory public welfare fund is required to be between 5% and 10% of the after tax net income determined in accordance with the PRC GAAP. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The allocations to these reserve funds are treated as a component of stockholders' equity. The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. Our board of directors decided not to make appropriation to this reserve.

      Prior to the reverse acquisition, we made distributions to our stockholders in the amounts of $3.1 million for the year ended December 31, 2005, of which $1.9 million was cash and $1.2 million was inventory, and $2.6 million for the year ended December 31, 2004, all of which was cash.

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management's best estimates available at the time of preparation. Actual experience may differ from these estimates.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Accounts Receivable - During the normal course of business, we extend unsecured credit to our customers, and we review our accounts receivable on a regular basis to determine if the bad debt allowance is adequate at the end of the period. We record an allowance for bad debts that ranges from 0.3% to 1.0% of our outstanding accounts receivable at the end of the period in accordance with generally accepted accounting principles in the PRC, and we consider that allowance to be reasonable at December 31, 2005 and December 31, 2004.

      Intangibles - Under the Statement of Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," all goodwill and certain intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually. Other intangible assets will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets."

      Revenue Recognition - We recognize revenue when all four of the following criteria are met: (i) persuasive evidence has been received that there is an enforceable agreement; (ii) the products have been delivered or the services have been performed; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Payments received prior to the time that these criteria have been met are treated as deferred revenue.

      Sales revenue represents the invoiced value of the goods, net of a value-added tax ("VAT"). All of our products that are sold in the PRC are subject to a VAT at the rate of 13% to 17% of the gross sales price. This VAT may be offset by VAT paid by us on raw materials and other materials included in the cost of producing our products.

      Concentrations and Credit Risks - For the years ended December 31, 2005 and 2004, all of our sales were to companies located in the PRC and all of our assets were located in the PRC. Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the Chinese government has pursued economic reform policies in the past, we cannot assure you that the Chinese government will continue to pursue such policies or that such policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China's political, economic and social conditions. We can give no assurance that the Chinese government's pursuit of economic reforms will be consistent or effective.

      Research and Development Costs - Research and development costs are expensed as incurred. The costs of material and equipment acquired or constructed for research and development and having alternative future uses are classified as property and equipment and depreciated over their estimated useful lives.

      Foreign Currency Translation - Our functional currency is the Chinese Yuan. Our financial statements are translated into United States dollars, using the exchange rates at the end of the period as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income.

      The quotation of the exchange rates does not imply free convertibility. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. Approval by the People's Bank of China or other institutions requires us to submit a payment application form together with invoices, shipping documents and signed contracts.

New Accounting Pronouncements

      In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. Management does not currently believe adoption will have a material impact on our financial position or results of operations.

      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. Our adoption of SFAS No. 151 is not currently expected to have a material impact on our financial position or results of operations.

      In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment," which amends FASB Statement No. 123 and will be effective for public companies such as us that are small business corporations for interim or annual periods beginning with the first fiscal year which commences after December 15, 2005. The revised standard requires, among other things, that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee's requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. As a result of the reverse acquisition, our adoption of SFAS No. 123(R) will result is compensation expense upon the grant of options or other equity-based incentives. Prior to the reverse acquisition we did not grant any options or other equity-based incentives.

      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Our adoption of SFAS No. 153 is not expected to have a material impact on our financial position or results of operations.

      In March 2005, the FASB published FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of 2006. The adoption of this Interpretation is not expected to have a material effect on our financial position or results of operations.

      In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 replaces APB No. 20 ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company's first quarter of fiscal year 2006. We do not expect that the adoption of SFAS No. 154 will have a material impact on our results of operations, financial position or cash flows.

      In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

      In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. We are currently analyzing the proposed interpretation and have not determined its potential impact on our consolidated financial statements. While we cannot predict with certainty the rules in the final interpretation, there is risk that the final interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future inter period effective tax rate volatility.

Results of Operations

      The following table sets forth our statements of operations for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004 in U.S. dollars and as a percentage of revenue:

                                                              (Dollars in thousands)
                                                              ----------------------
                                Three Months Ended March 31,                            Year Ended December 31,
                                ----------------------------                            -----------------------
                                  2006                      2005                       2005                      2004
                                  ----                      ----                       ----                      ----
Revenue                    $3,512      100.00%         $2,729    100.00%        $12,791      100.00%     $ 10,400      100.00%
Costs of goods sold         2,460       70.05%          1,829     67.02%          8,657       67.68%        7,159       68.84%
Gross profit                1,052       29.95%            900     32.98%          4,134       32.32%        3,241       31.16%
Other operating               296        8.43%            425     15.57%          2,135       16.69%           --          --
income
Research and                   55        1.57%             --        --             479        3.74%          528        5.08%
development
expenses
Selling expenses              100        2.85%             39      1.43%            147        1.15%           81        0.78%
General and                   728       20.73%             58      2.13%            364        2.85%          215        2.06%
administrative costs
Income from                   467       13.30%          1,226     44.92%          5,279       41.27%        2,418       23.25%
operations
Other income, net             (9)       -0.26%             --        --             411        3.21%           13        0.12%
Income before                 457       13.01%          1,227     44.96%          5,690       44.49%        2,431       23.37%
income taxes
(Credit) for income           166        4.73%             --        --              --          --          (509)      -4.89%
taxes
Net income                    292        8.31%          1,227     44.96%          5,690       44.49%        2,940       28.27%
Other comprehensive            45        1.28%             --        --             101        0.79%           --          --
income
Comprehensive income         $336        9.57%         $1,227     44.96%          5,791       45.28%       $2,940       28.27%

      Our revenue is derived primarily from the sale of traditional pharmaceutical medicines, which are medicines of the type that might be sold in drug stores in the United States, traditional Chinese medicines, which are medicines derived from Chinese herbs, and Chinese herbs. Nutritional products accounted for less than 0.1% of revenue in each period. The following table sets forth the revenue and percentage of revenue derived from each of these types of products.

                                                              (Dollars in thousands)
                                                              ----------------------
                                Three Months Ended March 31,                           Year Ended December 31,
                                ----------------------------                          -----------------------
                               2006                       2005                       2005                      2004
                               ----                       ----                       ----                      ----
Traditional                $2,477       70.53%         $1,973        72%        $10,107       79.02%       $7,828      75.27%
pharmaceutical
medicine
Traditional                 1,032       29.38%            710        26%          2,544       19.89%        2,256      21.69%
Chinese medicine
Chinese herbs                   3        0.08%             46         2%            138        1.08%          308       2.96%
Total                      $3,512         100%         $2,729       100%        $12,791      100.00%      $10,400     100.00%

Three Months Ended March 31, 2006 and 2005

      Revenues for quarter ended March 31, 2006 were $3,511,979, an increase of $783,393, or 29%, from the revenue of $2,728,586 for the comparable period in 2005. We obtained the distribution rights for three new products in the second half of 2005, which generated significant additional revenues for us.

      Cost of revenue for the quarter ended March 31, 2006 was $2,459,505, an increase of $630,553, or 34%, from $1,828,997 for the comparable period in 2005. Gross profit for the quarter ended March 31, 2006 was $1,052,429, an increase of $152,840, or 17%, from $899,589 for the comparable period of 2005. Our gross margin for the quarter ended March 31, 2006 was 30% as compared with 33% for the quarter ended March 31, 2005. The drop in our gross margin was due to the decrease of the medicine prices which was adjusted by the Chinese government pursuant to its price control regulations.

      Other operating income of $296,103 and $424,628 for the quarter ended March 31, 2006 and 2005, respectively, represented the proceeds from the sale of certain technology and know-how on the production of medicines to certain nonaffiliated drug manufacturers. We bought the technology in its preliminary stage from other companies and then sold the improved technology to other pharmaceutical companies.

      Research and development expenses were $54,664 for the quarter ended March 31, 2006 which was for the pre-clinical study of Yutian capsule. The research and development expense for the first quarter of 2005 was nominal. Our research and development was performed pursuant to our agreement with Nanhua University, and, during the first quarter of 2005, Nanhua University did not perform any significant services for us. Most of our research and development projects had been substantially expensed at the end of 2005, and, as a result, our research and development expenses declined in the first quarter of 2006 from the rate that we were incurring such expenses in the second half of 2005.

      Selling expenses were $100,102 for the quarter ended March 31, 2006, an increase of $60,673 from $39,429 for the comparable period in 2005. The increase of selling expenses was mainly due to the increase of transportation expenses, advertising and marketing expenses.

      General and administrative expenses were $727,136 for the quarter ended March 31, 2006, an increase of $668,848 from $58,288 for the comparable period in 2005. The increase mainly included $358,770 one time expenses associated with the reverse merger, and the increase of general and administrative expenses also reflects additional expenses associated with our status as a reporting company, including the establishment of a United States office and additional legal, accounting and other expenses relating to our status as a public company and compliance with the reporting requirements of the federal securities laws and our obligations under the agreement pursuant to which we sold preferred stock to our investors.

      Provision for income taxes was $165,581 for the first quarter of 2006 compared with no taxes for the first quarter of 2005. As a foreign invested company in China, we have an exemption from Chinese income tax for 2004 and 2005 and a 50% reduction income tax rate for 2006, 2007 and 2008.

      Comprehensive income for the quarter ended March 31, 2006 was 336,322, a decrease of $890,197 from $1,226,519 for the comparable period in 2005. The decrease was mainly due to the increase on selling expenses, general and administrative expenses and income taxes.

Years Ended December 31, 2005 and 2004

      Revenues for the year ended December 31, 2005 were $12.79 million, an increase of approximately $2.39 million, or 23%, from the revenue of approximately $10.4 million for the comparable period of 2004. During 2003, we passed the inspection necessary for us to receive good supply practices certification from the drug regulatory authorities. Some other drug distribution companies did not receive this approval during 2005, and we were able to acquire customers from a number of these other companies. In addition, we obtained the distribution rights for three new products in 2005, which generated significant additional revenues for us. These three products were: Levocarnitine to treat cardiac muscle disease, bone problem and high blood lipid, the sales of which amounted to $1million, our second largest selling product in 2005; Sodium Ozagrel to treat stroke, with sales of $250,275, our fifth largest selling product in 2005; and Konzern Tea Series, a dietary supplement which was put onto the market in October 2005 which we believe has good sales potential, based on the current market response.

      Cost of revenue for the year ended December 31, 2005 was approximately $8.66 million, an increase of approximately $1.5 million, or 21%, from $7.16 million for the year ended December 31, 2004. Our gross margin for the year ended December 31, 2005 was 32.3% as compared with 31.2% for the year ended December 31, 2004. The improvement in our gross margin reflected the increased sales of the two new traditional pharmaceutical medicines that we introduced during the year ended December 31, 2005, which have lower production costs per unit than our other products.

      Other operating income of approximately $2.10 million represents the proceeds from the sale of certain technology and know-how on the production of medicines to nonaffiliated drug manufacturers. We had bought the technology in its preliminary stage from other companies and then sold the improved technology to other pharmaceutical companies and helped the buyers go through the approval procedure for the medicine production license from the PRC State Health Department by preparing the required documentation.

      Research and development expenses were approximately $478,590 for the year ended December 31, 2005, a decrease of $49,383, or 9.4%, from $527,973 for the year ended December 31, 2004. The decline in research and development expenses resulted from the nature of the projects. Our research and development activities in 2004 related to projects which were close to completion at the end of 2004 and were completed in early 2005. There was a slowdown in our research and development activities at the beginning of 2005 following completion of those projects and before new projects were commenced.

      Selling expenses were approximately $147,020 for the year ended December 31, 2005, an increase of $66,177, or 81.9%, from $80,843 for the year ended December 31, 2004. General and administrative expenses were $364,150 for the year ended December 31, 2005, an increase of $149,470, or 69.6%, from $214,680 for the year ended December 31, 2004. The increase in selling, general and administrative expenses reflects the additional new products we distributed in 2005, which required additional marketing expenses.

      Interest income and expense and other income were not significant in either the year ended December 31, 2005 or the year ended December 31, 2004.

      The gain of $337,940 in the year ended December 31, 2005 from the disposal of intangible assets reflects the gain from the transfer of technology. We had no comparable gain in the year ended December 31, 2004. The gain on an in-kind distribution of approximately $74,828 for 2005 reflects the gain from the distribution of inventory at fair market value to stockholders.

      In the year ended December 31, 2004, we had a credit for income taxes of $509,031, which resulted from the waiver of income taxes related to a prior period by the Chinese tax authorities. The waiver resulted from a change of status in 2004 from a Chinese-owned business to a foreign joint venture. At that time, we filed a tax clearance report with the local tax authority as if the original company was dissolved and a new joint venture was formed. In order to encourage foreign joint ventures to do business in China, the local tax authority accepted our tax clearance report and treated the joint venture as a new company without any tax liability. The waiver, which is granted in accordance with the applicable provision of Chinese law, provided for a two-year tax abatement and a 50% income tax reduction for the following three years.

      As a result of the foregoing, our net income increased from $2,939,660 for the year ended December 31, 2004 to $5,690,170 in the year ended December 31, 2005. In the year ended December 31, 2005 we also had a foreign currency translation adjustment of $101,132, which resulted in comprehensive income of $5,791,302.

Liquidity and Capital Resources

      Prior to February 2006, we financed our operation and met capital expenditure requirements primarily through short-term bank loans, trade credit and equity financing. As of March 31, 2006, as a result of the sale of preferred stock and warrants, from which we received net proceeds of approximately $3.8 million, we had working capital of $8.1 million, an increase of $3.7 million from $4.4 million at December 31, 2005. We had no long-term debt at March 31, 2006.

      The gross proceeds from the February private placement were $3.9 million, from which we received net proceeds of approximately $3.8 million after deducting finders' fees of $117,000. In connection with the private placement, we also paid $167,602 to Capital Markets to purchase 928,000 shares of common stock and $32,398 to pay debt to Capital Markets, and incurred legal and accounting expenses of $120,000, a $50,000 due diligence fee payable to Barron Partners and an investment banking fee of approximately $102,000, with the result that the total cash received by us was approximately $3.3 million.

      We used cash of $1,376,510 in our operations for the first quarter of 2006, an increase of $1,268,579 from the cash required for the comparable period of 2005. The increase in net cash used in operations was largely due to the increase of our general and administrative expenses to $727,136 from $58,447 for the comparable period in 2005. During the year ended December 31, 2005, we made distributions to our stockholders in the amount of approximately $3.1 million, consisting of $1.9 million in cash and $1.2 million in inventory. We made the distribution of inventory in order to preserve our cash position.

      The following table sets forth the changes in certain balance sheet items, in dollars and percentages, from December 31, 2004 to December 31, 2005 to March 31, 2006 (dollars in thousands).

                                  Change in dollars      Percentage Change     Change in dollars     Percentage Change
Balance Sheet Caption          12/31/04 to 12/31/05   12/31/04 to 12/31/05   12/31/05 to 3/31/06   12/31/05 to 3/31/06
---------------------          --------------------   --------------------   -------------------   -------------------
Accounts receivable                          $1,050                    23%                  $912                   38%
Inventories                                     620                    81%                   871                   63%
Advances to suppliers                           637                   145%                 1,009                   94%
Accounts payable                                307                    64%                   871                  512%
Customer deposits                               657                    64%                     6                   17%

      The change in these balance sheet captions reflects the nature of the cash requirements of our business. The increase in accounts receivable reflected the increase in sales. Because the collection period typically runs from three months to one year, the increase in accounts receivable reflects not only the increase in sales but also the long collection period. Since we require one to two months to receive products we order, we have been increasing our inventories in order to enable us to meet anticipated increases in sales. In addition, our payment cycle is considerably shorter than our receivable cycle, since we typically pay our suppliers all or a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. However, from December 31, 2005 to March 31, 2006, our payables increased 512% because of an increase in our purchases resulting from increased sales our payment policies, whereby we try to pay our suppliers (other than required downpayments) once or twice a year. As a result, until we pay our suppliers, our accounts payable increase. In addition, our customer deposits increased 17% from December 31, 2005 to March 31, 2006 reflecting increased sales. We require our customers are to pay certain percentage of the sales price as deposit before we ship products to the customers. The percentage varies from customer to customer. During the course of business, we reduce the deposit requirement for some customers with good credit. To the extent that we cannot satisfy our cash needs, whether from operations or from a financing source, our business would be impaired in that it may be difficult for us to obtain products which could, in turn, impair our ability to generate sales.


      We believe that our available funds will provide us with sufficient capital for at least the next twelve months; however, to the extent that we make acquisitions or establish our own production facilities, we may require additional capital for the acquisition or for the operation of the combined companies. As of the date of this prospectus, we have no material commitments for capital expenditures. We cannot assure that such funding will be available.

      In the course of our business, we must make significant deposits to our suppliers when we place an order. At March 31, 2006, our advance payments to our suppliers totaled approximately $2.1 million. At May 31, 2006, our cash balance was approximately $598,000.

                                    BUSINESS

      We are a distributor of medical products, including, traditional pharmaceutical medicines, traditional Chinese medicine (finished medicine made of Chinese herbs), Chinese herbs and nutritional supplements. These products include both prescription drugs and over the counter drugs. We purchase our products from Chinese drug manufacturers and other medicine companies, and we sell our products to wholesale distributors, hospitals and retail drug stores.

Products

      We sell more than 1,100 products. Our product lines include traditional pharmaceutical medicines, traditional Chinese herbal medicines, herbs and dietary supplements. Some of our products are available over-the-counter, while others require a prescription. Most of our products are developed and manufactured by other companies; however, we have recently begun to develop our own proprietary products and currently have four products under development.

      Traditional Pharmaceutical Medicines. Traditional pharmaceutical medicine accounts for most of our sales, representing sales of approximately $2.0 million, or 72% of revenue, for the three months ended March 31, 2006, approximately $10.1 million, or 79% of revenue, for the year ended December 31, 2005, and $7.8 million, or 75.3% of revenue, for the year ended December 31, 2004. We do not market or advertise our medical products for specific uses or conditions. The uses of our products described below are based on our understanding of the general uses of the medical products and the usages that have been approved by the State Food and Drug Administration Bureau of the PRC.

      Our five largest selling traditional pharmaceutical medicines for the three months ended March 31, 2006, together with the sales volume for the period, are:

      o Lopamidol 370, a liquid medication which is used for stomach radiography, accounted for sales of $417,000.

      o Lopamidol 300, a liquid medication which is used for stomach radiography, accounted for sales of $402,000.

      o An Ting, a contraceptive medicine which accounted for sales of $302,000.

      o Cinepazide maleate injection, which is used in the treatment of vascular sclerosis, accounted for sales of $165,000.

      o SonoVue, which is used in ultrasound radiography, accounted for sales of $133,333.

      Our five largest selling traditional pharmaceutical medicines for the year ended December 31, 2005 together with the sales volume for the period, are:

      o     Lopamidol, which accounted for sales of $3.4 million.

      o Levocarnitine, which is used for cardiac muscle disease, bone problem and high blood lipid and is given by injection, which accounted for sales of approximately $1million.

      o     SonoVue, which accounted for sales of $625,000.

      o     Cinepazide maleate injection, which accounted for sales of $314,000.

      o Sodium Ozagrel injection, which is used in the treatment of stroke, accounted for sales of $250,000.

      We have the exclusive distribution rights in the PRC to Lopamidol, Levocarnitine and Ozargel. Although these drugs are traditional pharmaceutical medicines, they are not products which are sold in the United States or Europe, but are products that are used in the Chinese market.

      Traditional Chinese Herbal Medicines. Our five largest traditional Chinese medicines for the three months ended March 31, 2006, together with the sales volume for the period, are:

      o Shedan chuanbei piba gao, which is used for coughs, accounted for sales of $317,000.

      o Milian chuanbei piba gao, which is used for coughs, accounted for sales of $163,000.

      o Xue shuan tong, which is used for stroke, accounted for sales of $88,000.

      o Qianbai biyan tablet, which is used for rhinitis, accounted for sales of $56,000.

      o Tianhuang houzao powder, which is used for cold, accounted for sales of $47,000.

      Our five largest selling traditional Chinese medicines for the year ended December 31, 2005 with the sales volume for the period, are:

      o     Xue shuan tong, which accounted for sales of approximately $556,000.

      o     Qianbai biyan tablet, which accounted for sales of approximately
            $313,000.

      o Qingre sanjie table, which is used for the common cold, accounted for sales of approximately $265,000.

      o Chuanbei piba gao, which is used for coughs, accounted for sales of approximately $229,000.

      o Zhachong shisanwei, which is used for the common cold, accounted for sales of approximately $191,000.

      Herbs and Dietary Supplements. We also sell a range of Chinese herbs, which accounted for nominal sales for the three months ended March 31, 2006 and approximately $138,000 for the year ended December 31, 2005, and dietary supplements, which accounted for nominal sales.

Principal Suppliers

      Our five largest suppliers in the three months ended March 31, 2006 are Shanghai Bracco Sine Pharmaceutical Corporation, Guangzhou Pharmaceutical Holdings Limited, Guangzhou Qixing Pharmaceutical Co., Ltd., Guangzhou Pangaoshou Medicine Co., Ltd and Guangzhou Jingxiutang Medicine Co., Ltd, which accounted for 54.3% of our total purchases in the three months ended March 31, 2006. Among them, our two largest suppliers are accounted for 33.8% of our purchases in the three month period.

      Our five largest suppliers in 2005 and 2004 were Shanghai Bracco Sine Pharmaceutical Corporation, Guangzhou Pharmaceutical Holdings Limited, Guangzhou Qixing Pharmaceutical Co., Ltd., Guangdong Shunfeng Pharmaceutical Co., Ltd., Guangxi Wuzhou Medicine Group Distribution Co., Ltd.. These suppliers accounted for 74% of our purchases in each of these years. Among them, our two largest suppliers, accounted for 59% of our purchases for 2005 and 53% of our purchases for 2004.

      Our agreements with our suppliers generally have a term of one year and provide that the suppliers will provide us with the products we order. None of our supply agreements has any minimum purchase requirements on our part; however, we are frequently required to make a significant down payment, in the amount of $150,000 to $250,000, for one year's purchase with our large suppliers when we place an order at the beginning of each year. We believe that we have alternative suppliers for each of our products.

Marketing, Principal Customers

      We have a staff of approximately 70 marketing and sales personnel. We do not sell to end users, and we do not advertise our products. We generate business by marketing directly to wholesale medical products companies, hospitals and retail drug stores, which constitute substantially all of our customers. We had a distribution network in place when Konzern was privatized in 2000, and we used this network as the basis of our current distribution network. We also market our products at two national medicine trade shows. We generally sell our products pursuant to one-year contracts, which do not include any minimum purchase requirements. Hospitals are our end-customer; however, we sell our products through large medicine companies because hospitals usually demand up to six months payment period; by selling through large medicine companies, we have been able to collect on our accounts within a shorter period of time. Our five largest customers accounted for 67% of our revenue for the three months ended March 31, 2006, 88% of our revenue for the year ended December 31, 2005 and 37% of our revenue for the year ended December 31, 2004. Among them, our two largest customers accounted for 49% of our revenue for the three months ended March 31, 2006, 72% and 25% of our revenue for the years ended December 31, 2005 and 2004. Our two largest customers for the three months ended March 31, 2006 and the year 2005 are Guangdong Sanhong Medicine Co., Ltd., which accounted for 33% and 42% of revenue for the three months ended March 31, 2006 and the year 2005, and Guangdong Saikang Medical Co., Ltd., which accounted for 16% and 30% of revenue for the three months ended March 31, 2006 and the year 2005.

Customer Support

      We contact the end-customers directly to collect their feedback on the quality of our products and distribution services. All of our 70 sales and marketing persons are responsible for providing support services, including on-site visiting to the hospitals and contacting the medicine companies in order to receive timely feedback. In addition, our on-staff physician will also communicate with the hospitals regarding dosages, side-effects and patients' feedback on particular products.

Seasonality of Business

      Sales are usually highest in the fourth quarter of each year because medicine companies and hospitals typically buy some inventory which they deem useful at the end of each year. Sales in the first quarter are usually the lowest due to the traditional Chinese Spring Festival, when only patients with very serious disease ask for immediate treatment and because of the larger purchases made at the end of the previous year.

Competition

      Competition in the sale of medical products is intense. There are a large number of companies that are licensed to sell medical products in China. We believe that our major competitors are large, state-owned medicine distributors, such as Guangzhou Medicine Company, Guangzhou Medicine Import and Export Corporation and Guangdong Pharmaceutical Co., Ltd. They have strong capital support, which enables them to send medicines to hospitals and collect the resulting accounts receivable six months later. They also are allowed to sell anesthetic products, a right granted only to state-owned companies; however, such state-owned companies do not have their own research and development facilities, and most of them do not provide after-sale customer services, which we believe gives us a competitive advantage.

      We have the sole distribution rights in China with respect to certain medical products sold by our five largest suppliers, which we believe assists us in marketing our products; however, since other distributors offer comparable products, our ability to compete successfully is also dependent upon other factors, such as price and the ability to provide timely delivery. We believe that our ability to develop proprietary products will improve our competitive position; however, we cannot assure you that we will be successful in developing business in the face of continuing competition.

Research and Development Activities

      Prior to 2004, we did not engage in any research and development activities. We intend to increase our efforts to develop proprietary products. On October 8, 2003, we entered into a five-year agreement to establish a cooperative relationship with the Pharmaceutical Research Institute of Nanhua University. Under the Agreement, we and Nanhua University jointly set up a new medical research facility. We finance the research, which includes paying the salary of the research personnel, who are mainly professors at Nanhua University, in return for ownership rights to the new medicines developed. The Center has been developing four products: Yutian Capsule for lung cancer treatment, Dioscorea Collettii Hook F Extraction for high blood pressure treatment, EGFR Test kit for lung cancer testing, Multi Functional Peptide Derivative for intestine cancer treatment. All four medicines are currently in the lab study and testing period, and we cannot assure you that we will generate a marketable product. We also have an agreement with Guangzhou Laitai Pharmaceutical Co., Ltd.. Pursuant to this agreement, we are financing the development by Laitai Pharmaceutical of new drugs. If these drugs are approved by the State Food and Drug Administration, we will have the exclusive distribution right for the drugs for a period of ten years.

      On July 7, 2006, we entered into an agreement with Guangzhou Ji'nan Science & Technology Industrial Group and Dongsheng Yao to jointly form to form a new Chinese company to develop applications of alfatoxin-detoxifizyme, an enzyme that can eliminate aflatoxin from food and animal feed. Guangzhou Ji'nan Science & Technology Industrial Group is the agent for Ji'nan University. The agreement provides for us to set up a Chinese joint venture company in which we will be a 70% owner and Guangzhou Ji'nan Science & Technology Industrial Group and Mr. Yao will each have a 15% interest. The agreement provides that we are to invest a total of approximately $2.2 million, of which $625,000 has been paid and the balance is due within two years, based on the development effort. Mr. Yao is to transfer to the joint venture four patents covering alfatoxin-detoxifizyme. We still require government approval as to the organization and business license for the joint venture entity. The agreement provides that the joint venture entity will have the intellectual property rights to any products developed by the joint venture pursuant to the agreement.


Intellectual Property

      We have patents pending for seven of our products. These patents have been approved by the State Health Department, pending approval of the National Intellectual Property Bureau of the PRC. The patents are for products designed to treat the following conditions:

      o Yutian capsule, a preparation made of slug for use in treating lung cancer, chronic bronchitis and bronchial asthma.

      o Xiao Shu Oral Liquid, an oral medication designed to reduce the effects of heat exhaustion.

      o Qu Shi Qing Chang Du Oral Liquid, an oral medication to treat constipation.

      o Jian Pi Xiao Ji Oral Liquid, an oral medication to treat indigestion.

      o Bao Chu Dan Oral Liquid, an oral medication designed to improve kidney functions.

      o     Niu Pi Tang oral medication to relieve tired and strained eyes.

      o A chewing gum which is designed to reduce the effects of radiation from the computer monitor and relieve tired and strained eyes.

      We hold the trademark "Konzem" in the PRC. The discrepancy between the registered trademark "Konzem" and the Company's name resulted from a spelling error by the trademark agent. Until the error is corrected, we may not be able to enforce any trademark rights with respect to the name under which we conduct business in the PRC. Trademarks issued in the PRC have an initial term of ten years with the right to renew for an additional ten years. We have applied for trademarks in the PRC for ten of our products, which are pending the approval from the PRC trademark offices.

      See "Business - Research and Development Activities" with respect to intellectual property rights to products being developed pursuant to agreements with third parties.


Government Regulation

      The operation of any business in the PRC, including the manufacture or distribution of drugs, is subject to government regulations. These regulations cover a wide range of products, from Chinese herbal products sold over-the-counter to pharmaceutical products which require a prescription. The manufacture and sale of drugs in the PRC is governed by the Drug Administration Law. We do not manufacture any drugs, but all of our drugs are manufactured at a facility which has received a permit to operate a drug manufacturing facility. As a distributor of drugs, we are required to obtain a permit from the drug regulatory department of the government of the province, autonomous region or municipality directly under the Central Government, where we are located. We have obtained a permit to operate as a distributor, Certificate for Drug Distribution, from Guangdong Food and Drug Administration with a five year term commencing from December 28, 2004 to December 27, 2009. The scope is the purchase of traditional Chinese medicine materials; wholesale of traditional Chinese medicine, chemical medicine materials and the related medicines, antibiotics and the related medicines. In addition, we received a Certificate for Health issued by Guangzhou Health Bureau with a term of four years, commencing from July 19, 2005, which grants us the right to engage in the wholesale of marketing and distribution of health care foods. In the event that we expand our business scope to manufacture our proprietary medicines, we will require a certificate for the manufacture of medicine.


      The Drug Administration Law also governs other aspects of the drug manufacturing and distribution business, including packaging, labeling, advertising and pricing. The Drug Administration Law and the Pricing Law of the PRC provide for the government to rationally fix and adjust the prices, in order to ensure that price is commensurate with quality, eliminate excessively high price, and protect the legitimate interests of users. In general, the prices of our products are determined by us and our customers on the basis of negotiation due to the fact that our customers are not the end user. However, commencing in 2006 some of our products became subject to price controls, which affected our gross margin for the three months ended March 31, 2006. It is possible that additional products may become subject to price controls. However, even products that are not subject to government price control may be affected by the policy reflected in the price controls, including a desire to effect a reduction in drug prices, and it is often difficult to increase prices. For these products, we may have to maintain existing prices or reduce prices.


      We are required to operate in accordance with good supply practice for pharmaceutical products, and we are subject to inspections organized by the local drug regulatory department of the people's government of the province, autonomous region or municipality directly under the Central Government. We received the certificate for good supply practice issued by Guangdong Province Administration Bureau for Drugs with a term of five years commencing from November 19, 2003 to November 18, 2009. The scope in the certificate for good supply practice conforms to the distribution scope of the certificate for drug distribution.

      The Drug Administration Law provides for penalties for manufacturing or distributing drugs without obtaining the necessary certificate. If a distributor distributes drugs without the certificate, the distributor is banned, the drugs illegally produced or sold and the illegal gains therefrom confiscated, and the distributor may be fined not less than two times but not more than five times the value of the drugs (including the drugs sold and not sold). If a crime is constituted, criminal penalties may be given in accordance with law. The law also applies to cases involving the sale of substandard or counterfeit drugs.

      Before any new pharmaceutical product can be marketed it must undergo testing. The dossier on the research and development of a new drug, including the manufacturing process, quality specifications, results of pharmacological and toxicological study and related data, as well as samples, must be submitted to the drug regulatory department under the State Council for approval in accordance with the regulations of such department before clinical trials can be conducted. Measures for verifying the qualifications of clinical study institutions for drugs are formulated jointly by the drug regulatory department and the administrative department for health under the State Council. When a new drug has gone through clinical trials and passed the evaluation, a new drug certificate is issued upon approval by the drug regulatory department under the State Council.

      In order to market a new drug, we must first obtain government approval for the clinical trial, as described in the preceding paragraph. The government authority issues a list of hospitals which are qualified to conduct the clinical trial, and we select one or more hospitals from such list. If the results of the test are accepted by the State Food and Drug Administration, we must then apply for a production license so that the drug can be produced at a licensed manufacturing facility. According to the relevant laws and regulations, the drug certificate may be revoked if the drug is found to cause adverse pharmacological effects or is found to be harmful to patients' health, or if it is found that other activities engaged in with respect to manufacturing and marketing the drug are in violation of the laws. The drug certificate sets forth the approved use of the drug. Four new products are currently being developed by the Center, which are subject to the clinical trial process herein described after completion of lab testing.

Employees

      As of March 31, 2006, we had 105 employees, of whom 25 are executive and administrative personnel, 10 are research and development staff and 70 are marketing and sales personnel.

Risk of Loss and Liability

      The standard contracts between with our customers do not specify the risk of loss allocation; however, the transportation company is generally responsible for losses and damages which occur during the process of transportation. In the event that a problem arises which necessitates recalling a product, any liability associated with the recall or use of the product will be apportioned among the various parties involved in the commercialization and distribution of the product as may be determined by testing the recalled product.

      We do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are rare and we have never experienced significant problems with any of our products, there can be no assurance that we would not face liability in the event that any of our products is found to be ineffective, harmful, unsafe, defective or tainted.

Legal Proceedings

      As of the date of this prospectus, we are not subject to any legal proceedings.

Property

      We lease approximately 4,500 square feet of office space at Room 702 Guangri Mansion No. 8, South Wuyang Xin Chengsi, Guangzhou, China from Guangzhou Carpentry Company pursuant to a three-year lease which expires on August 31, 2006, pursuant to which we pay a current annual rate of approximately $50,000. We also lease approximately 9,688 square feet of warehouse space in 67 Shahe Road, Tianhe District, Guangzhou City pursuant to a one-year lease expiring December 31, 2006, for which we pay rent at the annual rate of approximately $20,250. We also utilize office space in Princeton Junction, New Jersey from an affiliate of Meiyi Xia, our vice president, for which we pay rent of $500 per month.

      We believe that our facilities are adequate for the conduct of our business for the foreseeable future.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

   Name                          Age      Position
   ----                          ---      --------
Senshan Yang                     45       Chief executive officer and director
Minhua Liu                       38       Executive vice president and director
Huizhen Yu                       26       Chief financial officer
Meiyi Xia                        55       Vice president
Lin Li                           36       Vice president and Secretary
Robert Adler(1)                  71       Director
Dr. Rachel Gong(1,2)             38       Director
Dr. Yanfang Chen(2)              42       Director

----------
(1) Member of the audit committee.
(2) Member of the compensation committee.

      Mr. Senshan Yang has been our chief executive officer since February 8, 2006 and a director since February 10, 2006. He has been chairman and general manager of Konzern since July 2000. For almost 20 years prior thereto, Mr. Yang served as a manager associate for Guangdong Maoming Petroleum Corporation, a state-owned company. Mr. Yang obtained his bachelor's degree from South China University of Technology in 1981.


      Ms. Minhua Liu has been our executive vice president and a director since February 8, 2006 and a director since February 10, 2006. She has been vice general manager of Konzern since July 2000. For two years prior thereto, she served as a company herbalist doctor for China Military Science Qiming Research Center in Beijing, responsible for all the health care of all staff of the research center. Ms. Liu obtained her bachelor's degree from Beijing College of Traditional Chinese Medicine in 1992

      Ms. Huizhen Yu has been our chief financial officer since February 10, 2006. She has been chief financial officer of Konzern since October 2002. From 2000 until 2002, Ms. Yu was an accountant for Shenzhen Liuge Bicycle Equipment Co., Ltd., and from 1997 to 2000, she was an accountant for Guangzhou JoinWin Consultancy Ltd. She received her bachelor's degree from Jinan University in Guangzhou and middle level accountant certificate in China in 2002.

      Ms. Meiyi Xia has been vice president since March 22, 2006, having served as our president and from February 7, 2006 until March 21, 2006, and a director from February 7 through February 10, 2006. Ms. Xia has been a partner of Princeton Capital Group since December 2005 and a partner of Spring Asset Management LLC since November 2003. From January 2004 to December 2005, Ms. Xia was chief executive officer of AiDi Financial Investment LLC, a financial consulting company working mainly with companies in the PRC. From July 2002 until January 2004, she was a financial advisor at Morgan Stanley. From January 1999 until June 2002, she was president of Asia Pacific Consulting and Asia Pacific Securities, a broker dealer. She obtained her MBA from Long Island University and Diploma of Graduate School in Financial Management from Scuola Mattei, Milan, Italy. Ms. Xia devotes only a portion of her time to our business.

      Ms. Lin Li has been vice president and secretary since February 8, 2006. . Ms. Li has been a partner of Princeton Capital Group since December 2005. From January 2005 until December 2005, Ms. Li was an executive assistant at AiDi Financial Investment LLC. From 2003 to 2004, Ms. Li was a financial analyst at NYU Medical Center. From 2002 to 2003, she was an accountant for Princeton Ecom Corporation, a information technology company, and from 2000 to 2001 she was an accountant for Genesis Health Ventures, a senior health care provider. Ms. Li obtained her MBA degree from University of Delaware and Bachelor of Science degree in finance from Renmin University of China. Ms. Li devotes only a portion of her time to our business.


      Mr. Robert Adler is a private investor. During the past five years, Mr. Adler has been an investment adviser with UBS Financial Services and most recently he taught financial English for a semester in Shanghai University of Finance and Economics. Mr. Adler's prior experience includes terms as a managing director for ING Furman Selz Asset Management, Vice President and Senior Investment Officer of BHF Securities Corp and DG Bank, New York Branch and Vice President of Kuhn, Loeb & Co. Mr. Adler obtained a B.A. degree from Swarthmore College and studied at NYU School of Business Administration. Mr. Adler is a member of Institute of Chartered Financial Analysts. Mr. Adler is also a director of Franklyn Resources III, Inc., a company that manufactures pressure containers and designs and installs compressed natural gas equipment in the PRC.


      Dr. Rachel Gong is an investment principal of Morningside, an international investment group based in Hong Kong and has served in that position since 2004. Prior to that, Dr. Gong served as an investment banker for RBC Capital Markets from 2001 to 2004 and a senior auditor for PricewaterhouseCoopers from 1999 to 2001. Dr. Gong obtained a Ph.D. in Medical Science (Biochemistry and Molecular Biology) from University of South Florida College of Medicine and an MBA from Johnson Graduate School of Management of Cornell University.

      Dr. Yanfang Chen is currently an assistant professor, of Department of Pharmacology & Toxicology, Wright State University Boonshoft School of Medicine. During the past five years, he has been research associate, senior research associate and research assistant professor at the Department of Pharmacology & Toxicology, Wright State University Boonshoft School of Medicine. He obtained a Ph.D. from Medical Science Center, Peking University in China in 1995 and worked for Guangdong Provincial People's Hospital from 1995 to 1999. Dr. Chen is a professional member of American Heart Association and American Stroke Association, and a member of American Society for Pharmacology and Experimental Therapeutics. He has numerous publications in his field of research.


      Minhua Liu and Junhua Liu are sister and brother. There are no other relationships among our officers, directors and principal stockholders.

      Directors are elected for a term of one year.

Committees

      Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

      Since May 9, 2006, when our independent directors were elected, our board of directors has had two committees - the audit committee and the compensation committee. Dr. Rachel Gong and Robert Adler were named to the audit committee, with Dr. Gong as chairperson, and Dr. Yanfang Chen and Dr. Gong were named to the compensation committee, with Dr. Chen as chairman.

      Our audit committee will be involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.

      The compensation committee serves as the stock option committee for our stock option plan, and it reviews and approves any employment agreements with management and changes in compensation for our executive officers.

Section 16(a) Compliance

      Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. To our knowledge, during the calendar year ended December 31, 2005, the Forms 3 filed on September 29, 2005 by Capital Markets Advisory Group and on September 26, 2005 by Allen Mark were filed late.

Directors' Compensation

      Each independent director receives an annual directors' fee of $10,000. In addition, pursuant to the 2006 long-term incentive plan, each newly-elected independent director receives at the time of his or her election, a five-year option to purchase 30,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant to each independent director of an option to purchase 5,000 shares of common stock on first trading day in April of each calendar year, commencing in 2007. Pursuant to these provisions, each of the three independent directors received a stock option to purchase 30,000 shares of common stock at an exercise price of $1.25 per share, subject to stockholder approval of the plan.

Compensation

                           Summary Compensation Table
                           --------------------------

         The following table presents compensation information related to our chief executive officer for 2005, 2004 and 2003. No other officer received compensation in excess of $100,000 for those years.

Name and Position                        Year     Salary   Other Compensation
-----------------                        ----     ------   ------------------
Senshan Yang, chief executive officer    2005    $25,488               $ -0-
                                         2004      3,608                 -0-
                                         2003      5,562                 -0-

      Prior to February 8, 2006, Senshan Yang, Minhua Liu and Junhua Liu were the owners of all of the equity of Konzern. During 2005, Konzern made distributions to its stockholders in the amount of approximately $3.1 million consisting of $1.9 million in cash and $1.2 million in inventory. Konzern made distributions with respect to the year ended December 31, 2004 in the amount of $2.6 million. These distributions were allocated to the equity holders in proportion to their interest in Konzern -- 50% to Mr. Yang, 40% to Ms. Liu and 10% to Mr. Liu. We distributed inventory of $1.2 million in 2006 in order to preserve our cash position. The former stockholders of Konzern have no agreement or understanding with us with respect to the inventory.

      No bonuses were paid to any of the officers and no stock or other equity compensation was provided to any of the officers.

Employment Agreements

      We do not have employment agreements with any of our officers except Ms. Minhua Liu, who has a five-year contract pursuant to which she serves as our executive vice president in charge of sales and internal controls at an annual salary of $7,650.

2006 Long-Term Incentive Plan

      In January 2006, we adopted, subject to stockholder approval, the 2006 long-term incentive plan covering 1,575,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 30,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on April 1st of each year, commencing April 1, 2007. Pursuant to this plan, we granted stock options to purchase an aggregate of 430,000 shares of common stock at $1.25 per share, of which options to purchase 120,000 shares were granted to Meiyi Xia and options to purchase 50,000 shares were granted to Lin Li. On March 22, 2006, we granted Meiyi Xia options to purchase an additional 450,000 shares and Lin Li options to purchase an additional 400,000 shares at $1.25 per share. The options are subject to stockholder approval of the 2006 Plan.

      Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

      Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

      In general, upon the exercise a non-qualified option, the option holders will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

      No options were outstanding at December 31, 2005.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information as to shares of common stock beneficially owned as of June 30, 2006 by:

      o     each director;

      o     each officer named in the summary compensation table;

      o each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

      o     all directors and executive officers as a group.


                                      Shares of Common Stock
Name                                       Beneficially Owned     Percentage
----                                       ------------------     ----------
Senshan Yang                                        3,265,000          44.2%
Room 702 Guangri Mansion No. 8,
South Wuyang Xin Chengsi,
Guangzhou, China
Minhua Liu                                          2,612,000          35.4%
Room 702 Guangri Mansion No. 8,
South Wuyang Xin Chengsi,
Guangzhou, China
Junhua Liu                                            653,000           8.9%
Room 702 Guangri Mansion No. 8,
South Wuyang Xin Chengsi,
Guangzhou, China
All officers and directors as a group               6,064,500          82.2%
(four individuals)


*     Less than 1%.

      Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of June 30, 2006.

      Barron Partners owns shares of series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the period from February 2005 through the completion of the reverse acquisition on February 8, 2006, the operations of Capital Markets advanced money to Lounsberry to fund its operations. As of February 8, 2006, the amount due Capital Markets was $32,398. On February 8, 2006, we purchased 928,000 shares of common stock from Capital Markets for $167,602, and paid debt of $32,398 due to Capital Markets in respect of its advances. The purchase price was funded from the sale of the series A preferred stock and warrants in the February 2006 private placement. At the time of the purchase, Capital Markets owned approximately 97.3% of our outstanding common stock.


      Contemporaneously with the February 2006 private placement, we issued an aggregate of 750,000 shares for services, including 150,000 shares to Meiyi Xia and 37,500 shares to Lin Li. In connection with the February 2006 private placement, we paid a consulting fee of $100,000 to AiDi Financial Investment LLC. Ms. Xia was chief executive officer of AiDi Financial Investment from January 2003 to December 2005.


      Pursuant to the Exchange Agreement we issued the following shares in exchange for all of the equity interest in Konzern.

         Name                                               Shares
         ----                                               ------
         Senshan Yang                                    3,265,000
         Minhua Liu                                      2,612,000
         Junhua Liu                                        653,000

      We received two loans in the amount of $19,898 and $12,500 respectively from an affiliate of one of the founding stockholders. These loans were subsequently paid off when the reverse acquisition on February 8, 2006 took place.

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of February 10, 2006, we had we 7,380,000 shares of common stock and 3,120,000 shares of series A preferred stock outstanding.

      The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

      The certificate of designation for the series A preferred stock provides that:


      o Each share of series A preferred stock is convertible into one share of common stock. There is no additional consideration payable upon conversion of the series A preferred stock.


      o If, while investors in the private placement own shares of series A preferred stock, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (initially $1.25), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

      o If our earnings before interest, taxes, depreciation and amortization for 2005, computed as provided in the agreement is less than $5,350,000, the conversion price shall be reduced proportionately by 0% if the EBITDA is $5,350,000 and by 30% if EBITDA is $3,955,000 or lower. Since our EBITDA for 2005 was in excess of $5,350,000, there was no adjustment pursuant to this provision.

      o If our fully-diluted pre-tax income, as defined in the agreement, for 2006 is less than $.40 per share, the conversion price shall be reduced proportionately by 0% if the pre-tax income is $0.40 or more and by 50% if pre-tax income is $0.20 per share or lower.

      o No dividends are payable with respect to the series A preferred stock.

      o While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

      o Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.25 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

      o The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock,
            (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

      o The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding Common Stock. This limitation may not be amended or waived.

      Pursuant to the preferred stock purchase agreement, our board of directors approved, and authorized the submission to stockholders at the next annual or special meeting, an amendment to our certificate of incorporation to add the following provision:

      "The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent."

Common Stock Purchase Warrants

      In connection with our February 2006 private placement, we issued warrants to purchase 3,694,738 shares of common stock at an exercise price of $1.75 per share and 3,694,738 shares of common stock at an exercise price of $2.50 per share. The warrants issued to the investors have a term of five years. The warrants provide for adjustments if the Company does not meet certain financial targets. In the event that our earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2005 is less than $5,650,000, the exercise price of the warrant is reduced by the percentage shortfall, up to a maximum of 30%. No adjustment was made as a result of our operations in 2005. In the event our pre-tax income, as defined, per share of common stock for 2006, is less than $0.40 per share, the exercise price shall be reduced proportionately by up to 50%. The exercise price will be reduced by 50% if pre-tax income per share $0.20 per share or lower.

      The warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.


      The holders of the warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first twelve months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. The twelve month period ends on February 8, 2007. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.


Delaware Law and Certain Charter and By-law Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

      Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Penny-Stock Rules

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

      Although we do not believe that we are subject to the penny-stock rules, it is possible that in the future our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

      According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

      Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

      Because our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

                                     EXPERTS

      The financial statements of China Medicine Corporation at December 31, 2005 and for the two years in the period then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

                           HOW TO GET MORE INFORMATION

      We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

      We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                            CHINA MEDICAL CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Years Ended December 31, 2005 and 2004                                  Page
--------------------------------------------------------------------------------
       Report of Independent Registered Accounting Firm                  F-2

       Balance Sheet at December 31, 2005                                F-3

       Statement of Income and Other Comprehensive Income for the
       years ended December 31, 2005 and 2004                            F-4

       Statements of Changes in Stockholders' Equity for the Period
       from February 10, 2005 (inception) to December 31, 2005           F-5

       Statements of Cash Flows for the years ended December 31, 2005
       and 2004                                                          F-6

       Notes to Financial Statements                                  F-7 - F-21

--------------------------------------------------------------------------------
Three Months Ended March 31, 2006 and 2005 (unaudited)
--------------------------------------------------------------------------------
       Balance Sheet at March 31, 2006                                   F-22

       Statements of Income and Other Comprehensive Income for the
       three months ended March 31, 2006 and 2005                        F-23

       Statements of Stockholder's Equity for the three months
       ended March 31, 2006 and 2005                                     F-24

       Statements of Cash Flows for the three months ended
       March 31, 2006 and 2005                                           F-25

       Notes to Financial Statement                                  F-26 - F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of China Medicine Corporation and Subsidiary

We have audited the accompanying balance sheets of China Medicine Corporation and Subsidiary (formerly known as Lounsberry Holdings III, Inc.) as of December 31, 2005 and 2004, and the related statements of income and other comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Medicine Corporation and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.




Walnut, California
March 24, 2006

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004

                                     ASSETS
                                                                            2005         2004
                                                                         ----------   ----------
CURRENT ASSETS:
    Cash                                                                 $   91,964   $  243,520
    Accounts receivable, trade, net of allowance for doubtful accounts of $12,333 and $6,839 as of December 31, 2005 and
       December 31, 2004, respectively                                    2,410,824    1,360,929
    Inventories                                                           1,382,929      763,388
    Other receivables                                                        38,301        2,178
    Other receivables - related parties                                          --        2,263
    Advances to suppliers                                                 1,075,546      438,265
    Prepaid expenses                                                             --       16,612
                                                                         ----------   ----------
       Total current assets                                               4,999,564    2,827,155

PLANT AND EQUIPMENT, net                                                    330,015      262,282

OTHER ASSETS:
    Intangible asset, net                                                        --      270,434
                                                                         ----------   ----------
          Total assets                                                   $5,329,579   $3,359,871
                                                                         ==========   ==========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable, trade                                              $  170,196   $  477,950
    Short-term loans                                                         95,480           --
    Other payables and accrued liabilities                                   97,449       45,445
    Customer deposits                                                        37,292      694,493
    Other taxes payable                                                     170,456       63,102
                                                                         ----------   ----------
       Total current liabilities                                            570,873    1,280,990
                                                                         ----------   ----------

SHAREHOLDERS' EQUITY:
    Common stock, $0.0001 par value, $90,000,000 shares authorized,
       6,530,000 shares issued and outstanding                                  653          653
    Paid-in capital                                                         120,347      120,347
    Statutory reserves                                                      722,909      722,909
    Retained earnings                                                     3,813,665    1,234,972
    Accumulated other comprehensive income                                  101,132           --
                                                                         ----------   ----------
       Total shareholders' equity                                         4,758,706    2,078,881
                                                                         ----------   ----------
          Total liabilities and shareholders' equity                     $5,329,579   $3,359,871
                                                                         ==========   ==========

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                         2005            2004
                                                                    ------------    ------------
REVENUES                                                            $ 12,791,031    $ 10,400,325

COST OF GOOD SOLD                                                      8,656,873       7,159,107
                                                                    ------------    ------------

GROSS PROFIT                                                           4,134,158       3,241,218
                                                                    ------------    ------------

OTHER OPERATING INCOME                                                 2,134,872              --
                                                                    ------------    ------------

OPERATING EXPENSES
     Research and development expenses                                   478,590         527,973
     Selling expenses                                                    147,020          80,843
     General and administrative expenses                                 364,150         214,680
                                                                    ------------    ------------
        Total operating expenses                                         989,760         823,496
                                                                    ------------    ------------

INCOME  FROM OPERATIONS                                                5,279,270       2,417,722
                                                                    ------------    ------------
OTHER INCOME
     Interest income (expenses)                                           (1,990)          1,836
     Gain on distribution of dividend in-kind                             74,828          14,339
     Gain on disposal of assets                                          337,940              --
     Other income                                                            122          (3,268)
                                                                    ------------    ------------
        Total other income                                               410,900          12,907
                                                                    ------------    ------------

INCOME BEFORE INCOME TAXES                                             5,690,170       2,430,629

CREDIT FOR INCOME TAXES                                                       --         509,031
                                                                    ------------    ------------

NET INCOME                                                             5,690,170       2,939,660

OTHER COMPREHENSIVE INCOME :
     Foreign currency translation adjustment                             101,132              --
                                                                    ------------    ------------

COMPREHENSIVE INCOME                                                $  5,791,302    $  2,939,660
                                                                    ============    ============

Earnings per share - basic and diluted                              $       0.89    $       0.45
                                                                    ============    ============
Weighted average number of shares outstanding-basic and diluted        6,530,000       6,630,000
                                                                    ============    ============

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                                      Accumulated
                                       Common Stock                                                      other
                                   ---------------------     Paid-in      Statutory      Retained     comprehensive
                                     Shares    Par Value     capital      reserves       earnings        income         Totals
                                   ---------   ---------    ---------     ---------     -----------    ---------     -----------
BALANCE, December 31, 2003         6,530,000   $     653    $ 120,347     $ 386,148     $ 1,189,905    $      --     $ 1,697,053
     Net income                                                                           2,939,660                    2,939,660
     Statutory reserves                                                     336,761        (336,761)                          --
     Distributions                                                                       (2,557,832)                  (2,557,832)
                                   ---------   ---------    ---------     ---------     -----------    ---------     -----------
BALANCE, December 31, 2004         6,530,000         653      120,347       722,909       1,234,972           --       2,078,881
     Net income                                                                           5,690,170                    5,690,170
     Distributions                                                                       (3,111,477)                  (3,111,477)
     Foreign currency
        translation adjustments                                                                          101,132         101,132
                                   ---------   ---------    ---------     ---------     -----------    ---------     -----------
BALANCE, December 31, 2005         6,530,000   $     653    $ 120,347     $ 722,909     $ 3,813,665    $ 101,132     $ 4,758,706
                                   =========   =========    =========     =========     ===========    =========     ===========

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                       2005           2004
                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                     $ 5,690,170    $ 2,939,660
    Adjustments to reconcile net income to cash
     provided by (used in) operating activities:
       Depreciation and amortization                                   104,890        122,018
       Gain on sale of intangible assets                              (337,940)            --
       Gain on distributions of dividends in-kind                      (74,828)       (14,339)
       Allowance for doubtful accounts                                   5,248          4,772
    Change in operating assets and liabilities:
     (Increase) decrease in assets:
       Accounts receivable, trade                                   (1,006,814)      (954,418)
       Inventories                                                  (1,539,182)      (596,007)
       Other receivables                                               (35,551)        (1,425)
       Other receivables - related parties                               2,286         (2,263)
       Advances to suppliers                                          (617,422)       371,933
       Prepaid expenses                                                 16,779          3,932
     Increase (decrease) in liabilities:
       Accounts payable, trade                                        (315,015)       433,461
       Other payables and accrued liabilities                           50,147         16,539
       Other payables - related parties                                     --        (12,100)
       Customer deposits                                              (664,739)       694,493
       Income taxes payable                                                 --       (401,938)
       Other taxes payable                                            (105,058)        49,048
       Deferred tax liabilities                                             --       (107,092)
                                                                   -----------    -----------
         Net cash provided by operating activities                   1,172,971      2,546,274
                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of intangible assets                            612,526             --
    Purchase of equipment                                             (166,914)        (8,722)
                                                                   -----------    -----------
         Net cash provided by (used in) investing activities           445,612         (8,722)
                                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from short-term loan                                       95,095             --
    Payments on short-term loan                                             --       (121,000)
    Distributions                                                   (1,892,422)    (2,321,882)
                                                                   -----------    -----------
         Net cash used in financing activities                      (1,797,327)    (2,442,882)
                                                                   -----------    -----------

EFFECT OF EXCHANGE RATE ON CASH                                         27,188             --
                                                                   -----------    -----------

INCREASE (DECREASE) IN CASH                                           (151,556)        94,670

CASH, beginning of year                                                243,520        148,850
                                                                   -----------    -----------

CASH, end of year                                                  $    91,964    $   243,520
                                                                   ===========    ===========

NONCASH FINANCING ACTIVITIES:
    The Company has distributed inventories at fair market value
     to shareholders as dividends in-kind                          $ 1,219,055    $   235,950
                                                                   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes                                         $        --    $        --
                                                                   ===========    ===========

Cash paid for interest expense                                     $     1,828    $     4,605
                                                                   ===========    ===========

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization

Organization
------------

China Medicine Corporation (the "Company") is a Delaware corporation, incorporated on February 10, 2005 under the name Lounsberry Holdings III, Inc, for the purpose of acquiring, or merging with, an operating business. On May 10, 2006, the Company changed its corporate name to China Medicine Corporation.

On February 8, 2006, the Company entered into a Stock Exchange Agreement ("Exchange Agreement") with Guangzhou Konzern Medicine Co., Ltd. ("Konzern") and all of the stockholders of all the issued and outstanding capital of Konzern ("Konzern Stockholders"). Pursuant to the Exchange Agreement, the Company, at closing, acquired all of the capital of Konzern from Konzern Stockholders in exchange for 6,530,000 shares of the Company's common stock. For accounting purposes, the acquisition of Konzern has been treated as a recapitalization of Konzern with Konzern as the acquirer. The historical financial statements for periods prior to February 8, 2006 are those of Konzern, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition. Contemporaneously with the reverse acquisition, the Company redeemed 928,000 shares of common stock from its then principal stockholder who is not affiliated with the Konzern Stockholders or any member of the investor group for $167,602 and paid off loans from related party for $32,398. The 928,000 shares purchased constituted approximately 90.3% of the 1,028,000 shares of common stock outstanding prior to the issuance of the shares of common stock pursuant to the Exchange Agreement.

Konzern was privatized from a state-owned medicine company on July 25, 2000 in Guangzhou, People's Republic of China (PRC). The business license provides for a 24 years term and will end on September 2, 2024.

Konzern is a distributor of medical products, including traditional pharmaceutical medicines, traditional Chinese medicines (finished medicines made of Chinese herbs), Chinese herbs and dietary supplements. These products include both prescription drugs and over-the-counter drugs. The Company purchases its products from Chinese drug manufacturers and other medicine companies.

Activities
----------

The Company's business operations consist of the purchase of traditional pharmaceutical medicines, traditional Chinese medicine materials; wholesale of traditional Chinese medicine, traditional Chinese medicine raw materials, chemical medicine materials, chemical medicines, antibiotics, drugs of diagnosis, medical treatment equipment and health care food and biscuits; research and development of technology of new medicine and biological pharmacy.

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies

Basis of preparation
--------------------

The consolidated financial statements of the Company reflected the activities of 100% ownership of Konzern that locates in PRC. The consolidated financial statements have been presented as if the exchange of shares provided in the Exchange Agreement occurred on January 1, 2004, as a result of the reverse acquisition whereby the Konzern Shareholders acquired voting control and operational management of the Company.

Use of estimates
----------------

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts receivable, trade
--------------------------

The Company conducts its business operations in the People's Republic of China. During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate. The Company records a provision for accounts receivable trade that ranges from 0.3% to 1.0% of the outstanding accounts receivable balance in accordance with generally accepted accounting principles in the PRC. The allowance for doubtful accounts as of December 31, 2005 and 2004 amounted to $12,333 and $6,839, respectively.

Inventories
-----------

Inventories are stated at the lower of cost or market value and cost is determined using weighted average method.

Plant and equipment
-------------------

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over their estimated service lives, principally on a straight-line basis, and the residual value is estimated to be 5% of cost. The estimated lives used in determining depreciation are:

        Furniture                        3 -  5 years
        Office equipment                 3 -  5 years
        Motor vehicles                   4 - 10 years

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Intangibles
-----------

Under the Statement of Accounting Standards ("SFAS") No.142, "Goodwill and Other Intangible Assets", all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

Impairment of long-lived assets
-------------------------------

Per SFAS No. 144, long-lived assets will be analyzed annually for indications of impairment. Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recovered. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated discounted future cash flows associated with them. At the time such cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Revenue recognition
-------------------

The Company recognizes revenue when all four of the following criteria are met:
(1) persuasive evidence has been received that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company follows the provisions of SAB No. 104 which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax
(VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Research and development costs
------------------------------

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment and depreciated over their estimated useful lives.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Foreign currency translation
----------------------------

The functional currency of the Company is Chinese Renminbi. The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the balance sheet and amounted to $101,132 and $0 as of December 31, 2005 and 2004, respectively. The balance sheet amounts with the exception of equity at December 31, 2005 were translated at 8.06 RMB to $1.00 USD as compared to 8.26 RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rate of 8.18 RMB and
8.26 RMB for the years ended December 31, 2005 and 2004, respectively, were applied to accounts within the income statement.

Comprehensive income (loss)
---------------------------

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in Chinese Renminbi to United States dollars is reported as other comprehensive income (loss) in the statement of income and the statement of stockholders' equity.

Income taxes
------------

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109").

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has located its operations in a special economic region in China.

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Income taxes, continued
-----------------------

This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Chinese-foreign joint venture enterprise in 2004. The Company has income tax exemption for 2004 and 2005 and 50% income tax reduction for 2006, 2007 and 2008.

Fair value of financial instruments
-----------------------------------

The carrying amounts of the Company's financial instruments (including accounts receivable, shareholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Concentrations and credit risks
-------------------------------

For the years ended December 31, 2005 and 2004, 100% of the Company's sales were to companies located in the PRC. At December 31, 2005 and 2004 all of the Company's assets were located in the PRC. During 2005, the company extended credit sale to one customer and the accounts receivable due from this customer at December 31, 2005 amounted to $1,027,094.

The Company's operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China's political, economic and social conditions. There is also no guarantee that the Chinese government's pursuit of economic reforms will be consistent or effective.

Major suppliers
---------------

For the years ended December 31, 2005 and 2004, two suppliers accounted for approximately 59% and 53% of the Company's purchases, respectively.

Major customers
---------------

For the years ended December 31, 2005 and 2004, two customers accounted for approximately 72% and 25% of the Company's sales, respectively.

Cash
----

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People's Republic of China. Total cash in state-owned banks at December 31, 2005 and December 31, 2004 amounted to $78,319 and $311,828, respectively, of which no deposits were covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements
-----------------------------------------

In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. Management does not currently believe adoption will have a material impact on the Company's financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company's adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment", which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee's requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company's adoption of SFAS No. 123(R) is not expected to have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued
----------------------------------------------------

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company's 2006 year end. The adoption of this Interpretation is not expected to have a material effect on the Company's financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 replaces APB No. 20 ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company's first quarter of 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued
----------------------------------------------------

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements. EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 3 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Earnings per share have been retroactively restated to reflect the reverse acquisition and earnings per share for the years ended December 2005 and 2004 are $0.89 and $0.45, respectively.

Note 4 - Accounts receivable, trade

Accounts receivable, trade as of December 31, 2005 and 2004 consisted of the following:

                          December 31,   December 31,
                              2005           2004
                          ------------   ------------
Accounts receivable       $  2,423,157   $  1,367,768
Less: allowance for
      doubtful accounts         12,333          6,839
                          ------------   ------------
Totals                    $  2,410,824   $  1,360,929
                          ============   ============

Note 5 - Inventories

Inventories consisted of the following:

                                      December 31,   December 31,
                                          2005           2004
                                      ------------   ------------
Traditional Pharmaceutical Medicine   $  1,382,929   $    755,965

Traditional Chinese Medicine                    --          7,423
                                      ------------   ------------
Totals                                $  1,382,929   $    763,388
                                      ============   ============

Note 6 - Advances to suppliers

Advances to suppliers as of December 31, 2005 and 2004 amounted to $1,075,546 and $438,265 respectively. They represent advances to suppliers on inventory purchases.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 7 - Plant and equipment

Plant and equipment is summarized as follows:

                           December 31,   December 31,
                               2005           2004
                           ------------   ------------
Furniture and fixtures     $    160,081   $    122,464
Office equipment                369,459        237,449
Motor vehicles                  132,804        122,815
                           ------------   ------------
                                662,344        482,728
Less: Accumulated
  depreciation                  332,329        220,446
                           ------------   ------------
Plant and equipment, net   $    330,015   $    262,282
                           ============   ============

Depreciation expense for the periods ended December 31, 2005 and 2004 amounted to $104,890 and $100,384, respectively.

Note 8 - Intangible

The intangible asset is a registered patent purchased from a third party in 2002. The patent is recorded at original cost at acquisition and amortized using the straight line method over 15 years when the patent expires. On an annual basis, the Company evaluates the fair value of the patent and determines if the patent has become impaired.

On January 10, 2005, the Company entered into a contract to sell the patent to an unrelated party for approximately $610,000. The transfer of the title was completed at the end of 2005 and the Company received the contract price in full during 2005.

                                             December 31,   December 31,
                                                 2005           2004
                                             ------------   ------------
Yubei Throat Plum and Manufacturing Method   $         --   $    324,520

Less: Accumulated amortization                         --         54,086
                                             ------------   ------------
Intangible assets, net                       $         --   $    270,434
                                             ============   ============

Note 9 - Related party transactions

As of December 31, 2005 and 2004, the due from related parties amounted to $0 and $2,263, respectively. Those amounts were generated from making cash advances to or from the shareholders for ordinary business expenses. These amounts are unsecured, non interest bearing, and have no fixed terms of repayment.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 10 - Customer deposits

The Company requires their customers to deposit monies with the Company when they place an order for their products. The Company does not pay interest on these amounts. Customer deposits amounted to $37,292 and $694,493 as of December 31, 2005 and 2004, respectively.

Note 11 - Taxes payable

Income and other taxes payable
------------------------------

Taxes payable consisted of the following:

                        December 31,   December 31,
                            2005           2004
                        ------------   ------------
Urban maintenance and
  construction tax      $         --   $      1,535
Individual income tax            205             68
Value added tax              170,251         61,499
                        ------------   ------------
Totals                  $    170,456   $     63,102
                        ============   ============

On October 15, 2004, the local Chinese tax authority waived the previously accrued tax as accumulated prior to September 1, 2004 in the amount of $509,031 which was recorded as a credit during 2004 for previously accrued income taxes.

The credit for income taxes for the year ended December 31, 2004 consisted of the following:

                                 Year ended
                                December 31,
                                    2004
                                ------------
Credit for China income taxes   $    401,939
Deferred taxes                       107,092
                                ------------
Totals                          $    509,031
                                ============

Provision for income taxes
--------------------------

The following table reconciles the U.S. Statutory rates to the Company's effective tax rate:

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 11 - Taxes payable, continued

Provision for income taxes, (continued)

                                       December 31,    December 31,
                                           2005            2004
                                       ------------    ------------
U.S. Statutory Rates                           34.0            34.0
Foreign income not recognized in USA          (34.0)          (34.0)
China income taxes                             33.0            33.0
Tax Exemption for China income taxes          (33.0)          (33.0)
                                       ------------    ------------
Totals                                           --%             --%
                                       ============    ============

In 2004, The Company became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2004. The Company has income tax exemption for years ending December 31, 2004 and 2005 and 50% income tax reduction for the years ending December 31, 2006, 2007 and 2008. The estimated tax savings due to this tax exemption for the years ended December 31, 2005 and 2004 amounted to $1,877,756 and $802,108, respectively.

Note 12 - Short-term bank loan payable

Short-term bank loans payable represent amounts due to banks and are due on demand or normally within one year. Short-term loans payable at December 31, 2005 consisted of the following:

Citic Industrial Bank due February 1, 2006,
   annual interest at 5.22%                       $  95,480
                                                  =========

Note 13 - Commitments and contingencies

The Company leases its facilities under short-term and long-term, non-cancelable operating lease agreements expiring through December 2006. The non-cancelable operating lease agreement states that the Company pays certain operating expenses applicable to the leased premises. Total rental expense for the years ended December 31, 2005 and 2004 amounted to $31,282 and $39,535, respectively.

At December 31, 2005, the future minimum annual lease payments for the year ending December 31, 2006 will be $23,213 and $0 for the years thereafter.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 14 - Other operating income

Other operating income represents revenues generated from sales contracts of pharmaceutical or medical formulas and technologies the Company has internally developed or purchased from outside. Other operating income for the year ended December 31, 2005 and 2004 amounted to $2,134,872 and $0, respectively

The cost of purchase and development of those technologies had been booked as research and development expenses in 2004 since all purchase and development activities occurred in 2004. The Company sold these technologies in 2005 and recognized $2,134,872 as other operating income.

Note 15 - Statutory reserves and dividend distribution

Statutory reserves
------------------

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund is required to be between 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The statutory welfare reserve can only be utilized on capital items for the collective benefit of the Company's employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders.

The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company's Board of Directors decided not to make appropriation to this reserve.

According to the Company's articles, the Company should appropriate 10% of the net profit as statutory surplus reserve and 6% as statutory public welfare. For the year ended December 31, 2004, the Company appropriated to the statutory surplus reserve and welfare reserve in the amount of $210,475 and $126,286, respectively. As of December 31, 2005, the statutory reserve reached 50% of the registered capital and no further statutory reserve is required thereafter.

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 15 - Statutory reserves and dividend distribution, continued

Dividend distribution
---------------------

Shareholders resolved on July 11 and September 30, 3005, and December 23, 2004 to distribute profits of the Company amounting to $3,111,477 and $2,557,832 for the years ended December 31, 2005 and 2004, respectively. The distributions consist of the following:

                      December 31,   December 31,
                          2005           2004
                      ------------   ------------
Cash distributions    $  1,892,422   $  2,321,882
Dividend in-kind         1,219,055        235,950
                      ------------   ------------
Total distributions   $  3,111,477   $  2,557,832
                      ============   ============

The Company distributed inventory to the shareholders as part of their distribution and in accordance with APB No. 29 "Accounting for nonmonetary transactions", the Company recorded the inventory distribution at its fair market value determined as the regular sales price in the ordinary course of business and the difference between its fair market value and cost is recognized as gain of $74,828 and $14,339 in the accompanying income statement for the years ended December 31, 2005 and 2004, respectively. The inventories do not represent obsolete or excess inventories and are expected to be realized by the Company through a sale within a reasonable period of time. The shareholders received inventory distribution in order to retain cash in the business for operating purpose. The Company does not have plan to continue inventory distribution in the future.

Note 16 - Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $23,575 and $27,978 for the years ended December 31, 2005 and 2004, respectively.

Note 17 - Bio-One Corporation joint venture agreement

On October 25, 2005, the Konzern shareholders and Bio-One entered into Stock Transfer Agreements with the Company pursuant to which the Konzern Shareholders agreed to sell all of their shares in Konzern to the Company for an aggregate purchase price of RMB 24,280,000 and Bio-One agreed to sell all of its shares in Konzern for RMB 1. Consummation of the forgoing transactions under the Stock Transfer Agreements was conditioned upon Konzern's receiving an additional $ 3,000,000 in funding on or before February 28, 2006. At that time, the Company was a "shell" corporation with no operations or business.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

                          NOTES TO FINANCIAL STATEMENTS

Note 17 - Bio-One Corporation joint venture agreement, continued

On December 21, 2005, Bio-One Corporation submitted a letter to the Company to have a mutual release from the Joint-Venture agreement dated July 19, 2004 between the Company and Bio-One Corporation. This letter confirmed that Bio-One has no rights or obligations under either of the agreement and Bio-One has released and discharged the Company of any liability under the joint venture agreement. In consideration of this release by Bio-one, the Company has also released and discharged Bio-One accordingly.

Note 18 - Subsequent events

Sale of preferred stock and warrants
------------------------------------

Contemporaneously with the exchange with Konzern Stockholders, the Company sold to an investor group 3,120,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), a newly-created series of preferred stock, which are convertible into 3,120,000 shares of common stock, and warrants to purchase an additional 3,694,738 shares of common stock at $1.75 per share and 3,694,738 shares of common stock at $2.50 per share. The warrants have a term of five years and it also provides that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case maybe, of such other securities. The conversion rate of the Series A Preferred Stock and the exercise price of the warrants are subject to adjustment in certain events, including the failure to achieve specified levels of adjusted earnings before interest, taxes, depreciation and amortization or fully diluted pre-tax income per share, computed as set forth in the applicable agreements. Further, Series A Preferred Stock can not be converted and warrants can not be exercised if such conversion or exercise would result in the holder and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date.

The gross proceeds from the sale of the preferred stock and warrants was $3.9 million, from which the Company received net proceeds of approximately $3.78 million.

Other shares issued
-------------------

The Company issued 750,000 shares of common stock to individuals for services performed and of which 187,500 shares were issued to officers.

Long-term incentive plan
------------------------

The Company also adopted, subject to stockholder approval, the 2006 long-term incentive plan (the "Plan") to enable the Company and its subsidiaries and affiliates to attract, retain and reward employees and consultants..


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2006 AND DECEMBER 31, 2005

                                    ASSETS
                                                                           March 31,   December 31,
                                                                             2006          2005
                                                                         -----------   -----------
                                                                         (Unaudited)     (Audited)
                                                                         -----------   -----------
CURRENT ASSETS:
    Cash                                                                 $ 1,758,279   $    91,964
    Accounts receivable, trade, net of allowance for doubtful accounts of $12,412 and $12,333 as of March 31, 2006 and
       December 31, 2005, respectively                                     3,323,205     2,410,824
    Inventories                                                            2,253,491     1,382,929
    Other receivables                                                        114,006        38,301
    Other receivables - related parties                                       60,695            --
    Advances to suppliers                                                  2,084,331     1,075,546
                                                                         -----------   -----------
       Total current assets                                                9,594,007     4,999,564
                                                                         -----------   -----------
EQUIPMENT, net                                                               778,234       330,015
                                                                         -----------   -----------

         Total assets                                                    $10,372,241   $ 5,329,579
                                                                         ===========   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable, trade                                              $ 1,041,302   $   170,196
    Short-term loans                                                              --        95,480
    Other payables and accrued liabilities                                     3,220        97,449
    Customer deposits                                                         43,520        37,292
    Taxes payable                                                            367,402       170,456
                                                                         -----------   -----------
       Total current liabilities                                           1,455,444       570,873
                                                                         -----------   -----------
SHAREHOLDERS' EQUITY:
    Preferred stock, $0.0001 par value; 10,000,000 shares
       authorized, 3,120,000 shares issued and outstanding                       312            --
    Common stock, $0.0001 par value; $90,000,000 shares
       authorized, 7,380,000 shares issued and outstanding                       738           653
    Paid-in capital                                                        3,941,719       120,347
    Statutory reserves                                                       722,909       722,909
    Retained earnings                                                      4,105,222     3,813,665
    Accumulated other comprehensive income                                   145,897       101,132
                                                                         -----------   -----------
       Total shareholders' equity                                          8,916,797     4,758,706
                                                                         -----------   -----------
         Total liabilities and shareholders' equity                      $10,372,241   $ 5,329,579
                                                                         ===========   ===========

The accompanying notes are an initegral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

                                                             2006           2005
                                                          -----------    -----------
                                                          Unaudited       Unaudited
                                                          -----------    -----------
REVENUES                                                  $ 3,511,979    $ 2,728,586
COST OF GOOD SOLD                                           2,459,550      1,828,997
                                                          -----------    -----------
GROSS PROFIT                                                1,052,429        899,589
                                                          -----------    -----------
OTHER OPERATING INCOME                                        296,103        424,628
                                                          -----------    -----------
OPERATING EXPENSES
     Research and development expenses                         54,664            159
     Selling expenses                                         100,102         39,429
     General and administrative expenses                      403,366         58,288
                                                          -----------    -----------
        Total operating expenses                              558,132         97,876
                                                          -----------    -----------
INCOME  FROM OPERATIONS                                       790,400      1,226,341
ACQUISITION TRANSACTION EXPENSE                               323,770             --
OTHER (EXPENSE) INCOME                                         (9,492)           178
                                                          -----------    -----------
INCOME BEFORE INCOME TAXES                                    457,138      1,226,519
PROVISION FOR INCOME TAXES                                    165,581             --
                                                          -----------    -----------
NET INCOME                                                    291,557      1,226,519
OTHER COMPREHENSIVE INCOME :
     Foreign currency translation adjustment                   44,765             --
                                                          -----------    -----------
COMPREHENSIVE INCOME                                      $   336,322    $ 1,226,519
                                                          ===========    ===========
Earning per share - basic                                 $      0.04    $      0.19
                                                          ===========    ===========
Earning per share - diluted                               $      0.04    $      0.19
                                                          ===========    ===========
Weighted average number of shares outstanding - basic       6,992,778      6,530,000
                                                          ===========    ===========
Weighted average number of share outstanding - diluted      7,193,678      6,530,000
                                                          ===========    ===========

The accompanying notes are an initegral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005


                                                        Common Stock            Preferred Stock
                                                   ----------------------    ----------------------      Paid-in        Statutory
                                                    Shares      Par Value     Shares      Par Value      capital        reserves
                                                   ---------     -------     ---------     -------     -----------      --------
BALANCE, December 31, 2004                         6,530,000     $   653            --     $    --     $   120,347      $722,909
        Net income
                                                   ---------     -------     ---------     -------     -----------      --------
BALANCE, March 31, 2005 (Unaudited)                6,530,000         653            --          --         120,347       722,909
        Net income
        Distributions
        Foreign currency translation adjustments
                                                   ---------     -------     ---------     -------     -----------      --------
BALANCE, December 31, 2005                         6,530,000         653            --          --         120,347       722,909
        Net income
        Reverse acquisition, February 8, 2006      1,028,000         103                                   (32,501)
        Shares redeemed in connection with
          reverse Acquisition                       (928,000)        (93)                                 (167,509)
        Shares issued for acquisition services       750,000          75                                   238,694
        Issuance of preferred stock                                          3,120,000         312       3,782,688
        Foreign currency translation adjustments
                                                   ---------     -------     ---------     -------     -----------      --------
BALANCE, March 31, 2006 (Unaudited)                7,380,000     $   738     3,120,000     $   312     $ 3,941,719      $722,909
                                                   =========     =======     =========     =======     ===========      ========

                                                                    Accumulated
                                                                      other
                                                     Retained      comprehensive
                                                     earnings         income         Totals
                                                    -----------      --------     -----------
BALANCE, December 31, 2004                          $ 1,234,972      $     --     $ 2,078,881
        Net income                                    1,226,519                     1,226,519
                                                    -----------      --------     -----------
BALANCE, March 31, 2005 (Unaudited)                   2,461,491            --       3,305,400
        Net income                                    4,463,651                     4,463,651
        Distributions                                (3,111,477)                   (3,111,477)
        Foreign currency translation adjustments                      101,132         101,132
                                                    -----------      --------     -----------
BALANCE, December 31, 2005                            3,813,665       101,132       4,758,706
        Net income                                      615,327                       615,327
        Reverse acquisition, February 8, 2006                                         (32,398)
        Shares redeemed in connection with
           reverse acquisition                                                       (167,602)
        Shares issued for acquisition services                                        238,769
        Issuance of preferred stock                                                 3,783,000
        Foreign currency translation adjustments                       44,765          44,765
                                                    -----------      --------     -----------
BALANCE, March 31, 2006 (Unaudited)                   4,428,992      $145,897     $ 9,240,567
                                                    ===========      ========     ===========

The accompanying notes are an initegral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

                                                                             2006          2005
                                                                         -----------    -----------
                                                                          Unaudited      Unaudited
                                                                         -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                         $   291,557    $ 1,226,519
      Adjustments to reconcile net income to cash
          used in operating activities:
              Depreciation                                                    21,478         25,794
              Gain on sale of intangible assets                               15,570             --
              Stock issued for services                                      238,769             --
      Change in operating assets and liabilities:
          (Increase) decrease in assets:
              Accounts receivable, trade                                    (893,091)       171,033
              Inventories                                                   (858,049)      (492,890)
              Other receivables                                              (75,143)       (36,003)
              Other receivables - related parties                            (60,442)       (40,387)
              Advances to suppliers                                         (997,672)      (679,741)
          Increase (decrease) in liabilities:
              Accounts payable, trade                                        833,982        314,548
              Other payables and accrued liabilities                         (94,462)         6,600
              Customer deposits                                                5,962       (585,644)
              Taxes payable                                                  195,031        (17,760)
                                                                         -----------    -----------
                   Net cash used in operating activities                  (1,376,510)      (107,931)
                                                                         -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of equipment                                                 (483,292)       (18,968)
                                                                         -----------    -----------
                   Net cash provided by (used in) investing activities      (483,292)       (18,968)
                                                                         -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Payments on short-term loan                                            (95,696)            --
      Proceeds from issuance of preferred stock                            3,783,000             --
      Cash paid on shares redeemed                                          (167,602)            --
                                                                         -----------    -----------
                   Net cash used in financing activities                   3,519,702             --
                                                                         -----------    -----------
EFFECT OF EXCHANGE RATE ON CASH                                                6,415             --
                                                                         -----------    -----------
INCREASE (DECREASE) IN CASH                                                1,666,315       (126,899)

CASH, beginning of period                                                     91,964        243,520
                                                                         -----------    -----------
CASH, end of period                                                      $ 1,758,279    $   116,621
                                                                         ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes                                               $        --    $        --
                                                                         ===========    ===========
Cash paid for interest expense                                           $     1,582    $        --
                                                                         ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTION:
Stock issued for services                                                $   238,769    $        --
                                                                         ===========    ===========

The accompanying notes are an initegral part of this statement.

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization

Organization
------------

China Medicine Corporation (the "Company") is a Delaware corporation, incorporated on February 10, 2005 under the name Lounsberry Holdings III, Inc, for the purpose of acquiring, or merging with, an operating business. On May 10, 2006, the Company changed its corporate name to China Medicine Corporation.

Effective February 8, 2006, the Company entered into a Stock Exchange Agreement ("Exchange Agreement") with Guangzhou Konzern Medicine Co., Ltd. ("Konzern"). Pursuant to the Exchange Agreement, the Company, at closing, acquired all of the capital of Konzern from Konzern Stockholders in exchange for 6,530,000 shares of the Company's common stock. For accounting purposes, the acquisition of Konzern has been treated as a recapitalization of Konzern with Konzern as the acquirer. The historical financial statements prior to February 8, 2006 are those of Konzern. Contemporaneously with the reverse acquisition, the Company redeemed 928,000 shares of common stock from its then principal stockholder who is not affiliated with the Konzern Stockholders or any member of the investor group for $167,602 and paid off loans from related party for $32,398. The 928,000 shares purchased constituted approximately 90.3% of the 1,028,000 shares of common stock outstanding prior to the issuance of the shares of common stock pursuant to the Exchange Agreement and the 750,000 shares issued as disclosed in Note 15.

Konzern was privatized from a state-owned medicine company on July 25, 2000 in Guangzhou, People's Republic of China (PRC). The registered capital was $121,000. The Company has increased Konzern's registered capital by $2,300,000 with the proceeds received from the sale of preferred stock (see Note 15). The business license provides for a 24 years term and will end on September 2, 2024.

Konzern is a distributor of medical products, including traditional pharmaceutical medicines, traditional Chinese medicines (finished medicines made of Chinese herbs), Chinese herbs and dietary supplements. These products include both prescription drugs and over-the-counter drugs. The Company purchases its products from Chinese drug manufacturers and other medicine companies.

Note 2 - Summary of significant accounting policies

Basis of presentation
---------------------

The consolidated financial statements of the Company reflected the activities of 100% ownership of Konzern that locates in PRC. The consolidated financial statements have been presented as if the equity Exchange Agreement of the subsidiary occurred during the year of 2004 due to common management and ownership.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Basis of presentation, (continued)
----------------------------------

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of Konzern and the Company. All material transactions and balances have been eliminated in the consolidation.

Use of estimates
----------------

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within PRC and the United States.

The Company's operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China's political, economic and social conditions. There is also no guarantee that the Chinese government's pursuit of economic reforms will be consistent or effective.

Concentration of credit risk
----------------------------

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the bank that is located in the Unites States, no deposits with the state owned banks within PRC are covered by insurance. As of March 31, 2006 and December 31, 2005, the Company had deposits in excess of federally insured limits total of $1,900,350 and $78,319, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Accounts receivable, trade
--------------------------

The Company conducts its business operations in PRC. During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate. However, the Company records a provision for accounts receivable trade that ranges from 0.3% to 1.0% of the outstanding accounts receivable balance in accordance with generally accepted accounting principles in the PRC. The allowance for doubtful accounts as of March 31, 2006 and December 31, 2005 amounted to $12,412 and $12,333, respectively.

Inventories
-----------

Inventories are stated at the lower of cost or market value, cost is determined using the weighted average method.

Plant and equipment
-------------------

Plant and equipment are stated at the actual cost of acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation of assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation are:

           Furniture                        3 -  5 years
           Office equipment                 3 -  5 years
           Motor vehicles                   4 - 10 years

The residual value is estimated to be 5% of the actual cost.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is include in the statement of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred.

Intangibles
-----------

Under the Statement of Accounting Standards ("SFAS") No.142, "Goodwill and Other Intangible Assets", all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Impairment of long-lived assets
-------------------------------

Per SFAS No. 144, long-lived assets will be analyzed for indications of impairment. Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recovered. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Revenue recognition
-------------------

The Company recognizes revenue when all four of the following criteria are met:
(1) persuasive evidence has been received that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company follows the provisions of SAB No. 104 which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax
(VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% to 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Research and development costs
------------------------------

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Foreign currency translation
----------------------------

The functional currency of Konzern is the Chinese Renminbi. The financial statements of Konzern are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by PRC.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $44,765 and $0 for the three months ended March 31, 2006 and 2005, respectively. The balance sheet amounts with the exception of equity at March 31, 2006 were translated at 8.01 RMB to $1.00 USD as compared to 8.26 RMB at March 31, 2005. The equity accounts were stated at their historical rate. The average translation rate of 8.04 RMB for the three months ended March 31, 2006 was applied to income statement accounts.

Income taxes
------------

The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at March 31, 2006 and December 31, 2005.

The Charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantially enacted by the balance sheet date.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Income taxes, (continued)
-------------------------

Deferred tax is accounted for using the balance sheet liability method is respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company is organized in the United States and no tax benefit is expected from tax credits in the future. The Company has located its subsidiary, Konzern in a special economic region in China. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. Konzern was approved as a foreign Joint-venture enterprise in 2004 and as a wholly-owned foreign enterprise in 2006. Konzern has an income tax exemption for 2004 and 2005 and a 50% reduction the income tax rate for 2006, 2007 and 2008.

The estimated tax savings for the period ending March 31, 2006 and 2005 amounted to $165,581 and $404,751, respectively. The net effect on earnings per share if the income tax had been applied would decrease earnings per share from $0.04 to $0.01 for 2006 and $0.19 to $0.13 for 2005, respectively.

The provision for income taxes at March 31 consisted of the following:

                                                2006           2005
                                            ------------   ------------
                                              Unaudited      Unaudited
                                            ------------   ------------
Provision for China Income Tax              $    165,581   $         --
Provision for Local Tax                               --             --
                                            ------------   ------------
Totals                                      $    165,581   $         --
                                            ============   ============


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Income taxes, (continued)
-------------------------

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the three months ended March 31:

                                               2006            2005
                                           ------------    ------------

U.S. Statutory rates                             34.0 %          34.0 %
Foreign income not reognized in USA               (34.0)          (34.0)
China income taxes                                 33.0              --
50% tax reduction                                 (16.5)             --
                                           ------------    ------------
Effective income tax rate                        16.5 %             - %
                                           ============    ============

Value added tax
---------------

Enterprises or individuals who sell commodities are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchase of semi-finished products or raw materials used in production of the Company's finished products can be used to offset the VAT due on sales of the finished product.

Fair value of financial instruments
-----------------------------------

The carrying amounts of the Company's financial instruments (including accounts receivable, shareholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Stock-based compensation
------------------------

Effective January 1, 2006, the Company adopted the Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments," ("FAS123R"), which established standards for the accounting for transactions in which an entity exchange its equity instruments for goods or services. This statement require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Summary of significant accounting policies, (continued)

Stock-based compensation, (continued)
-------------------------------------

On February 8, 2006, contemporaneously with the reverse acquisition, the Company granted options to purchase 430,000 of common stock of which options to purchase 390,000 shares were granted to officers and other key employees of Konzern. On March 22, 2006, the Company granted options to purchase an additional 850,000 shares of common stock to two officers. The options all have an exercise price of $1.25, which was the conversion price of the series A preferred stock and not less than the fair market value on the date of grant, and were granted pursuant to the Company's 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan, which covers 1,575,000 shares of common stock, and all options granted under the plan are subject to stockholder approval of the plan. The Company estimated that the value of the options is $0.10 per shares subject to the options. The Company intends to seek stockholder approval of the plan during the second quarter of 2006.

Major suppliers
---------------

For the three months ended March 31, 2006 and the year ended December 31, 2005, five suppliers accounted for approximately 54% and 74%, respectively, of the Company's purchases.

Major customers
---------------

For the three months ended March 31, 2006 and the year ended December 31, 2005, five customers accounted for approximately 67% and 65%, respectively, of the Company's sales.

Recently issued accounting pronouncements
-----------------------------------------

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies, (continued)

Recently issued accounting pronouncements, (continued)
------------------------------------------------------

The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

Note 3 - Consolidated financial statements and condensed footnotes

The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and the instructions for Form 10-QSB and Item 310 of Regulation S-B.

Certain information and footnote disclosures that are normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. Management of the Company believes the disclosures made are adequate to make the information presented not misleading.

In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2006 and December 31, 2005, and the results of operations, changes in shareholders' equity and cash flows for the three months ended March 31,2006 and 2005. Interim results are not necessarily indicative of a full year's performance because of the impact of seasonal and short-term variations.

Note 4 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Earnings per share, (continued)

The following is a reconciliation of the basic and diluted earnings per share computations for the three months ended March 31, 2006 and 2005:

                                                          2006           2005
                                                      ------------   ------------
                                                        Unaudited      Unaudited
                                                      ------------   ------------
Net income for basic earnings per share               $    256,557   $  1,226,519
                                                      ============   ============
Shares of common stock and common
     stock equivalents:
Weighted average shares used in basic computation        6,992,778      6,530,000
                                                                     ============
Diluted effect of convertible preferred stock              200,900
                                                      ------------
Weighted average shares used in diluted computation      7,193,678
                                                      ============
Earnings per share:
Basic                                                 $       0.04   $       0.19
                                                      ============   ============
Diluted                                               $       0.04
                                                      ============


Note 5 - Accounts receivable, trade

Accounts receivable, trade as of March 31, 2006 and December 31, 2005 consisted of the following:

                            March 31,    December 31,
                              2006           2005
                          ------------   ------------
                           Unaudited       Audited
                          ------------   ------------
Accounts receivable       $  3,335,617   $  2,423,157
Less: allowance for
      doubtful accounts         12,412         12,333
                          ------------   ------------
Totals                    $  3,323,205   $  2,410,824
                          ============   ============

Note 6 - Inventories

Inventories consisted of the following:

                                        March 31,    December 31,
                                         2006            2005
                                      ------------   ------------
                                        Unaudited       Audited
                                      ------------   ------------
Chemical medicine                     $  2,253,257   $  1,382,929
Traditional Chinese Medicine                   234             --
                                      ------------   ------------
Totals                                $  2,253,491   $  1,382,929
                                      ============   ============


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Advances to suppliers

Advances to suppliers as of March 31, 2006 and December 31, 2005 amounted to $2,084,332 and $1,075,546, respectively. They represent advances to suppliers on inventory purchases.

Note 8 - Equipment

Equipment is summarized as follows:

                                        March 31,    December 31,
                                          2006           2005
                                      ------------   ------------
                                        Unaudited       Audited
                                      ------------   ------------
Furniture and fixtures                $     59,982   $    160,081
Office equipment                           668,483        369,459
Motor vehicles                             196,685        132,804
                                      ------------   ------------
              Total                        925,150        662,344
Less accumulated depreciation              146,916        332,329
                                      ------------   ------------
Equipment, net                        $    778,234   $    330,015
                                      ============   ============

Depreciation expense for the three months ended March 3, 2006 and 2005 amounted to $21,478 and $25,794 respectively.

Note 9 - Customer deposits

The Company requires their customers to deposit monies with the Company when they place an order for their products. The Company does not pay interest on these amounts. Customer deposits amounted to $43,520 and $37,292 as of March 31, 2006 and December 31, 2005, respectively.

Note 10 - Taxes payable

Taxes payable consisted of the following:

                                        March 31,    December 31,
                                          2006           2005
                                      ------------   ------------
                                        Unaudited       Audited
                                      ------------   ------------
Income taxes payable                  $    166,273   $         --
Individual income tax                          380            205
Value added tax                            200,749        170,251
                                      ------------   ------------
Totals                                $    367,402   $    170,456
                                      ============   ============


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Short-term bank loan payable

In January 2006, the Company repaid $95,696 in short term loans to CITIC Industrial Bank including interest of $1,582.

                                                  March 31,    December 31,
                                                    2006          2005
                                                ------------   ------------
                                                  Unaudited      Audited
                                                ------------   ------------
Citic Industrial Bank due February 1, 2006,
     annual interest rate at 5.22%              $         --   $     95,480
                                                ============   ============

Note 12 - Commitments and contingencies

Operating lease
---------------

The Company leases its facilities under short-term and long-term, non-cancelable operating lease agreements expiring through August 2006. The non-cancelable operating lease agreement states that the Company pays certain operating expenses applicable to the leased premises.

Total rental expense for the three months ended March 31, 2006 and the year ended December 31, 2005 amounted to $11,583 and $31,282, respectively.

As of March 31, 2006, the future minimum annual lease payments required are as follows:

     Year Ending December 31,
     ------------------------
              2006                            $36,985
              2007 and thereafter                  --

Note 13 - Statutory reserves

The Company's subsidiary, Konzern, is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of People's Republic of China ("PRC GAAP"). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund is required to be between 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Statutory reserves, (continued)

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The statutory welfare reserve can only be utilized on capital items for the collective benefit of the Company's employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders.

The discretionary surplus fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company's Board of Directors decided not to make appropriation to this reserve. According to Konzern's articles, Konzern should appropriate 10% of the net profit as statutory surplus reserve and 6% as statutory public welfare. As of March 31, 2006, Konzern's statutory reserve did not reach 50% of Konzern's registered capital due to the increase in registered capital of $2.3 millions and reserve will be made at the end of 2006.

Note 14 - Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $17,947 and $23,575 during the three months ended March 31, 2006 and the year ended December 31, 2005, respectively.

Note 15 - Stockholders' equity

Sale of preferred stock
-----------------------

Contemporarily with the reverse acquisition, the Company, on February 8, 2006, entered into a Preferred Stock Purchase Agreement, dated February 8, 2006, with Barron Partners L.P., Ray and Amy Rivers, JTROS, Steve Mazur and William Denkin pursuant to which the Company issued and sold an aggregate of 3,120,000 shares of its Series A Convertible Preferred Stock, a newly-created series of preferred stock, which are convertible into 3,120,000 shares of common stock, and warrants to purchase an additional 3,694,738 shares of common stock at $1.75 per share and 3,694,738 shares of common stock at $2.50 per share. The warrants have a term of five years and it also provides that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case maybe, of such other securities.


See report of independent registered public accounting firm

                    CHINA MEDICINE CORPORATION AND SUBSIDIARY
                (FORMERLY KNOWN AS LOUNSBERRY HOLDINGS III, INC)

            CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


Note 15 - Stockholders' equity, (continued)

Sale of preferred stock , (continued)
-------------------------------------

The conversion rate of the Series A Preferred Stock and the exercise price of the warrants are subject to adjustment in certain events, including the failure to achieve specified levels of adjusted earnings before interest, taxes, depreciation and amortization or fully diluted pre-tax income per share, computed as set forth in the applicable agreements. Further, Series A Preferred Stock can not be converted and warrants can not be exercised if such conversion or exercise would result in the holder and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. The gross proceeds from the sale of the preferred stock and warrants were $3.9 million, from which the Company received $3,783,000 net of $117,000 commissions.

The net proceeds from the issuance of Series A Preferred Stock should be allocated to preferred stock, conversion feature, and warrants according to their respective fair market value. The Company compared the terms of the warrants to paragraphs 12 - 32 of EIF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," to determine initial balance sheet classification. The warrant agreement requires the underlying shares be registered and when applying the Model found in paragraph 39, the Company accounted for the warrants as liability. The Company estimated the fair market value of the warrants to be zero on the date of issuance and as of March 31, 2006.

Each share of Series A Convertible Preferred Stock is convertible into one share of common stock at the conversion price of $1.25 per share of common stock, and the Company determined that the fair market value of common stock at the time of issuance of the preferred stock is $0.32 per share; therefore, the conversion features are out-the-money. Under the guidance of Accounting Principles Board Opinion (APB) No.14, the proceeds from the sale of preferred stock convertible into equity securities of the issuer should be allocated entirely to the preferred stock and not the conversion feature.

Common stock
------------

The Company issued 750,000 shares of common stock to individuals for services performed and of which 150,000 shares were issued to Ms. Mary Xia and 37,500 shares were issued to Ms. Lin Li. The Company valued the common stock at $0.32 per share for a total of $238,769 for the 750,000 shares issued.


See report of independent registered public accounting firm

                                     Part II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.  Indemnification of Officers and Directors

      The Company's certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

      The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

         Item                                               Amount
         ----                                               ------
SEC filing fee                                           $3,121.84
Printing and filing*                                     10,000.00
Legal expenses, including blue sky                       30,000.00
Accounting expenses*                                     10,000.00
Miscellaneous*                                            1,878.16
Total*                                                  $50,000.00
*    Estimated.


Item 26. Recent Sales of Unregistered Securities

      In connection with our organization in February 2005, we issued 1,000,000 to Capital Markets and 20,000 shares to Mark Allen for $102. Both purchasers are "accredited investors" and they represented in writing that they acquired the securities for their own accounts. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets.

      In December 2005, we issued 8,000 shares of common stock for $2,000. The sales were made directly by the Company to persons known by the Company. One of the investors, Michael Byl, is president of Southridge Investment Group, LLC, an NASD registered broker-dealer formerly known as Greenfield Capital Partners LLC ("Southridge"). Southridge is affiliated by common ownership with Capital Markets in that both are controlled by a family limited partnership in which Steve Hicks has voting and disposition control. Of the remaining 39 investors, one is an employee, but not an affiliate of, Southridge, 16 are employees of entities that are related to Southridge, but are not broker-dealers, ten have a family relationship with Steve Hicks, and twelve are not affiliated with the Company or Capital Markets. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. The purchasers acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend.


      On February 8, 2006, we issued the following securities:

      o Pursuant to the preferred stock purchase agreement, we sold to Barron Partners, Ray and Amy Rivers, JTROS, Steve Mazur and William
            M. Denken for an aggregate of $3.9 million, (i) 3,120,000 shares of series A preferred stock, and (ii) warrants to purchase 7,389,476 shares of common stock, of which warrants to purchase 3,694,738 shares have an exercise price of $1.75 per share. The shares and warrants were issued as follows:

            Investors                              Shares      $1.75 Warrants      $2.50 Warrants     Investment
            ---------                              ------      --------------      --------------     ----------
            Barron Partners                     2,640,000           3,126,316           3,126,316     $3,300,000
            Ray and Amy Rivers, JTWOS             160,000             189,474             189,474       $200,000
            Steve Mazur                           160,000             189,474             189,474       $200,000
            William M. Denkin                     160,000             189,474             189,474       $200,000

      o Pursuant to an agreement with the holders of Konzern's capital stock, we issued to the former stockholders of Konzern 6,530,000 shares of common stock, as follows:

            Name                                             Shares
            ----                                             ------
            Senshan Yang                                  3,265,000
            Minhua Liu                                    2,612,000
            Junhua Liu                                      653,000

      o We issued an aggregate of 750,000 shares of common stock to the following individuals for services. The Company valued the common stock at $0.32 per share for a total of $238,769 for the 750,000 shares issued.

            Meiyi Xia                          150,000
            Lin Li                              37,500
            Qingsong Du                        187,500
            Xiao Duan                          125,000
            Yaru Du                            125,000
            Yinshing To                        125,000

      No broker was involved in connection with any of the foregoing transactions, except that Crescent Fund, LLC received $78,000 and Britannia Consulting Group received $39,000 in connection with the sale of securities in the February 2006 private placement.


      All of the persons who acquired shares in the foregoing transactions acquired the shares for investment and not with a view to the sale or distribution thereof and the stock certificates bear a restrictive legend.


      All of the foregoing issuances were exempt from registration pursuant to
Section 4(2) of the Securities Act and Regulation D of the SEC thereunder.

      During 2006, we issued shares of common stock and options to purchase common stock to our officers and other key employees. Such shares were acquired for investment and not with a view to the sale of distribution thereof. The shares issuable upon exercise of the options will be registered pursuant to the Securities Act on a Form S-8.

Item 27. Exhibits

      2.1 Exchange Agreement dated as of February 8, 2006, among the Registrant and the former stockholders of Konzern(1)

      3.1   Certificate of incorporation(2)

      3.2   By-laws(2)

      4.1 Certificate of Designation for the Series A Convertible Preferred Stock(1)

      4.2 Form of warrant issued to investors in the February 2006 private placement(1)


      4.3   Form of common stock certificate(3)

      5.1   Form of opinion of Sichenzia Ross Friedman Ference LLP(5)


      10.1 Preferred stock purchase agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

      10.2 Registration rights agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

      10.3 Registration rights provisions pursuant to the stock exchange agreement(1)

      10.4  2006 Long-term incentive plan(1)


      10.5 Agreement dated October 8, 2003, between the Company and Medicine and Pharmacology Institute of Nanhua University (English translation) (3)

      10.6  Tax waiver (English translation) (3)

      10.7 Agreement dated July 7, 2006 among the Company and Guangzhou Ji'nan Science & Technology Industrial Group Co., Ltd. and Dongsheng Yao (English Translation)(6)

      21.1  List of Subsidiaries(4)

      23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)


      23.2  Consent of Moore Stephens Wurth Frazer and Torbet, LLP (Page II-7)


(1) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on February 14, 2006, and incorporated herein by reference.

(2) Filed as an exhibit to the Company's registration statement on Form 10-SB, which was filed with the Commission on June 23, 2005, and incorporated herein by reference.

(3)   Previously filed.

(4) Filed as an exhibit to the Company's annual report on Form 10-KSB, which was filed with the Commission on March 31, 2006, and incorporated herein by reference.

(5)   Filed herewith.

(6) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on August 7, 2006, and incorporated herein by reference.


Item 28. Undertakings

The undersigned registrant hereby undertakes:

      1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou in the People's Republic of China on this 7th day of August, 2006.


                                 CHINA MEDICINE CORPORATION

                                 By: s/  Senshen Yang
                                     -------------------------------------------
                                     Senshen Yang
                                     Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Senshen Yang as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.


Signature                                             Title                        Date
---------                                             -----                        ----
s/ Senshen Yang                            Chief Executive Officer              August 7, 2006
----------------------------------         and Director
Senshen Yang.                              (Principal Executive Officer)

s/ Huizhen Yu*                             Chief Financial Officer              August 7, 2006
----------------------------------         (Principal Financial and
Huizhen Yu                                 Accounting Officer)

s/ Minhua Liu*
----------------------------------         Director                             August 7, 2006
Minhua Liu

s/ Robert Adler*
----------------------------------         Director                             August 7, 2006
Robert Adler


----------------------------------         Director
Rachel Gong

s/ Yanfang Chen*
----------------------------------         Director                             August 7, 2006
Yanfang Chen

* By: s/ Senshen Yang                                                           August 7, 2006
      ------------------------------
      Attorney in fact